Exhibit 99.4

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF EMBARQ CORPORATION
FOR THE YEAR TO DATE PERIODS ENDED MARCH 31, 2009 AND 2008

Page Reference
Consolidated Balance Sheets as of March 31, 2009 and December 31, 2008 (Unaudited)	F-2
Consolidated Statements of Operations and Comprehensive Income for the Year to Date Periods Ended March 31, 2009 and 2008 (Unaudited)	F-3
Consolidated Statements of Cash Flows for the Year to Date Periods Ended March 31, 2009 and 2008 (Unaudited)	F-4
Consolidated Statement of Stockholders’ Equity for the Year to Date Period Ended March 31, 2009 (Unaudited)	F-5
Condensed Notes to Consolidated Financial Statements (Unaudited)	F-6

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF EMBARQ CORPORATION
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

EXPLANATORY NOTE

On March 12, 2009, Embarq Corporation (Embarq) completed the sale of its wholly owned subsidiary, Embarq Logistics, Inc., pursuant to an agreement previously entered into on January 29, 2009.  Consequently, the consolidated financial statements of Embarq for the three years ended December 31, 2008 have been retrospectively reclassified for all periods to report the financial results of Embarq Logistics’ third party wholesale distribution operations, which previously comprised the Logistics business segment, as discontinued operations pursuant to Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for Impairment or Disposal of Long Lived Assets.  See Note 1B, Discontinued Operations, of the Notes to Consolidated Financial Statements for the years ended December 31, 2008, 2007, and 2006 for additional information.

EMBARQ CORPORATION
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(millions, except per share data)	As of March 31,	As of Dec. 31,
	2009	2008

Assets
Current assets
Cash and equivalents	$95	107
Accounts receivable, net of allowance for doubtful accounts of $55 and $54	444	494
Materials and supplies	51	52
Deferred tax assets	72	89
Prepaid expenses and other current assets	70	81
Current assets of discontinued operations	-	67
Total current assets	732	890
Gross property, plant and equipment	20,960	20,946
Accumulated depreciation	(13,709)	(13,547)
Net property, plant and equipment	7,251	7,399
Goodwill	25	27
Other assets	43	43
Noncurrent assets of discontinued operations	-	12
Total	$8,051	8,371

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term debt	$2	2
Accounts payable	245	279
Payroll and employee benefits	196	219
Accrued operating taxes	86	78
Deferred revenue	175	184
Accrued interest	139	58
Other current liabilities	52	42
Current liabilities of discontinued operations	-	34
Total current liabilities	895	896
Noncurrent liabilities
Long-term debt	5,288	5,743
Deferred income taxes	872	793
Benefit plan obligations	1,332	1,341
Other noncurrent liabilities	191	206
Total noncurrent liabilities	7,683	8,083

Stockholders’ equity
Preferred stock, $.01 par value; 200 shares authorized; no shares issued	-	-
Common stock, $.01 par value; 1,250 shares authorized; 154.6 and 154.2 shares issued; 142.8 and 142.4 shares outstanding	2	2
Paid-in capital	(193)	(193)
Retained earnings	1,062	986
Accumulated other comprehensive loss	(898)	(903)
Treasury stock, 11.8 shares held in treasury	(500)	(500)
Total stockholders’ equity	(527)	(608)
Total	$8,051	8,371

See accompanying Condensed Notes to Consolidated Financial Statements (Unaudited)

EMBARQ CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (UNAUDITED)
(millions, except per share data)	Year to Date March 31,
	2009	2008
Net Operating Revenues	$1,346	$1,456
Operating Expenses
Cost of services and products	363	422
Selling, general and administrative	329	348
Depreciation	244	250
Total operating expenses	936	1,020
Operating Income	410	436
Interest expense	(96)	(104)
Other income (expense), net	1	1
Income From Continuing Operations Before Income Taxes	315	333
Income tax expense	(115)	(119)
Income From Continuing Operations	200	214
Loss from discontinued operations (net of income taxes)	(2)	(2)
Loss on sale of discontinued operations (net of income taxes)	(24)	-
Net Income	$174	$212
Amortization (net of income taxes) of:
Employee benefit plans prior service cost and actuarial losses	6	1
Cash flow derivative	(1)	(1)
Comprehensive Income, Net of Income Taxes	$179	$212

Basic Earnings per Common Share
Continuing operations	$1.40	$1.39
Discontinued operations	(0.18)	(0.01)
Total	$1.22	$1.38

Diluted Earnings per Common Share
Continuing operations	$1.39	$1.38
Discontinued operations	(0.18)	(0.01)
Total	$1.21	$1.37

Weighted Average Common Shares Outstanding
Basic	143.2	153.8
Potentially dilutive shares under equity incentive plans	0.3	0.5
Diluted	143.5	154.3

See accompanying Condensed Notes to Consolidated Financial Statements (Unaudited)

EMBARQ CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(millions)	Year to Date March 31,
	2009	2008
Operating Activities
Net income	$174	$212
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from operations and sale of discontinued operations	26	2
Depreciation	244	250
Provision for losses on accounts receivable	22	21
Deferred and noncurrent income taxes	79	(20)
Stock-based compensation expense	6	9
Other, net	12	11
Changes in assets and liabilities:
Accounts receivable	28	18
Materials and supplies and other current assets	(3)	(21)
Accounts payable and other current liabilities	60	131
Noncurrent assets and liabilities, net	(14)	(26)
Net cash provided by operating activities - continuing operations	634	587
Discontinued operations	-	6
Net cash provided by operating activities	634	593
Investing Activities
Capital expenditures	(108)	(179)
Proceeds from construction reimbursements	3	2
Proceeds from sales of assets	7	2
Proceeds from sale of discontinued operations	12	-
Net cash used by investing activities	(86)	(175)
Financing Activities
Principal payments on long-term debt	(80)	-
Borrowings under revolving credit facility	-	230
Repayments under revolving credit facility	(375)	(435)
Proceeds from common stock issued	1	4
Repurchase of common stock	-	(115)
Dividends paid to stockholders	(100)	(107)
Tax effects of stock-based compensation	(1)	(3)
Other, net	(5)	(9)
Net cash used by financing activities	(560)	(435)
Increase (Decrease) in Cash and Equivalents	(12)	(17)
Cash and Equivalents at Beginning of Period	107	69
Cash and Equivalents at End of Period	$95	$52

See accompanying Condensed Notes to Consolidated Financial Statements (Unaudited)

EMBARQ CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (UNAUDITED)

(millions, except per share data)	Preferred Stock	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Total Stockholders’ Equity
January 1, 2009 Balance	$-	$2	$(193)	$986	$(903)	$(500)	$(608)
Net income	-	-	-	174	-	-	174
Dividends to shareholders ($0.6875 per share)	-	-	-	(98)	-	-	(98)
Common stock issued	-	-	1	-	-	-	1
Stock-based compensation expense	-	-	6	-	-	-	6
Tax effects of stock-based compensation	-	-	(1)	-	-	-	(1)
Restricted stock units surrendered for tax withholding	-	-	(6)	-	-	-	(6)
Amortization (net of income taxes) of:
Employee benefit plans prior service cost and actuarial losses	-	-	-	-	6	-	6
Cash flow derivative	-	-	-	-	(1)	-	(1)
March 31, 2009 Balance	$-	$2	$(193)	$1,062	$(898)	$(500)	$(527)

See accompanying Condensed Notes to Consolidated Financial Statements (Unaudited)

EMBARQ CORPORATION
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
This information has been prepared according to Securities and Exchange Commission (SEC) rules and regulations. The consolidated interim financial statements of Embarq Corporation (Embarq) reflect all adjustments, consisting only of normal recurring accruals needed to fairly present Embarq’s consolidated financial position, results of operations and cash flows.

Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States were condensed or omitted. As a result, these consolidated financial statements should be read along with Embarq’s consolidated financial statements for the three years ended December 31, 2008. Operating results for the 2009 year to date period do not necessarily represent the results that may be expected for the year ending December 31, 2009.

Note 1. Background and Basis of Presentation

Background

Embarq was incorporated in 2005 under the laws of Delaware and was formerly a wholly owned subsidiary of Sprint Nextel Corporation (Sprint Nextel). On May 17, 2006, Embarq was established as a separate, stand-alone company upon its operations being spun off from Sprint Nextel.

Embarq provides a suite of integrated communications services including local and long distance voice, data, high-speed Internet, satellite video, professional services and communications equipment to consumer and business customers primarily in local service territories in 18 states. Embarq also provides wholesale access to its local network and other communications services primarily to wireline and wireless service providers.

As of March 31, 2009, Embarq had approximately 15 thousand active employees. Approximately 35% of these employees were represented by unions subject to collective bargaining agreements. Of the union-represented employees, approximately 21% have collective bargaining agreements that will expire within one year. There were no material changes related to any collective bargaining agreements during the year to date period ended March 31, 2009.

Sale of Logistics Business

On March 12, 2009, Embarq completed the sale of its wholly owned subsidiary, Embarq Logistics, Inc., pursuant to an agreement previously entered into on January 29, 2009. Consequently, the financial results of Embarq Logistics’ third party wholesale distribution operations, which previously comprised the Logistics business segment, are now reported as discontinued operations for all periods presented pursuant to Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for Impairment or Disposal of Long Lived Assets. See Note 2, Discontinued Operations, for additional information.

A commercial agreement was also completed whereby the buyer will provide certain logistics and supply chain services to Embarq’s telecommunications operations. While there is no minimum purchase obligation associated with this agreement, Embarq agreed to continue to purchase certain products and services exclusively from the buyer. Based on Embarq’s requirements in the 2008 fourth quarter, costs over the four-year term of this agreement may approximate $450 million.

Pending Merger with CenturyTel

On October 26, 2008, Embarq and CenturyTel Inc. (CenturyTel), a Louisiana corporation, entered into a merger agreement whereby a wholly owned subsidiary of CenturyTel, will merge with and into Embarq. As a result of the merger, Embarq will continue as a wholly owned subsidiary of CenturyTel. At the effective date of the merger, each share of Embarq’s common stock, par value $0.01 per share, will be converted into the right to receive 1.37 shares of CenturyTel common stock, par value $1.00 per share, plus cash in lieu of fractional shares. It is expected that the merger will qualify as a tax-free reorganization for U.S. Federal income tax purposes. In conjunction with this transaction, Embarq may incur additional costs including, but not limited to potential asset impairments; employee retention and severance costs; and other merger and integration costs.

On January 23, 2009, Embarq entered into an amendment to modify its existing credit agreement, which will only become effective upon consummation of the merger with CenturyTel and the satisfaction of other customary conditions. Among other matters, the amendment would cause the credit agreement to remain in place after consummation of the merger; reduce the size of the revolving credit facility to $800 million from $1.5 billion (and the sub-limit for letters of credit to $100 million from $200 million); and require repayment in full of the outstanding term borrowings of $280 million as of March 31, 2009 on or before the closing date of the merger. See Note 10, Subsequent Events, for additional information.

On January 27, 2009, the Embarq and CenturyTel shareholders approved the matters required to complete the transaction as proposed in the merger agreement. Completion of the merger is now subject to approval by the Federal Communications Commission (FCC) and various state regulatory agencies as well as other customary closing conditions, and is expected to occur during the 2009 second quarter.

Basis of Presentation

The accompanying consolidated financial statements reflect all the accounts of Embarq and its wholly owned subsidiaries. All intercompany transactions have been eliminated.

The consolidated financial statements were prepared using accounting principles generally accepted in the United States. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no effect on the results of operations or stockholders’ equity as previously reported.

Change in Reported Business Segments

As a result of the sale of Embarq Logistics, Embarq’s continuing operations are now comprised solely of its telecommunications business. Accordingly, information about this business is now represented by Embarq’s consolidated financial position and results from continuing operations.

Universal Service Fund

Embarq records federal and state Universal Service Fund (USF) surcharges on a gross basis. The total amount of surcharges recorded in net operating revenue was as follows:

	Year to Date March 31,
	2009	2008
	(millions)
Federal and state USF surcharges	$18	$21

Depreciation Rate Adjustments

On an annual basis, Embarq performs an analysis of the remaining life depreciation rates. Depreciation rates were adjusted principally for packet switching equipment in 2009 and for digital switching equipment, digital loop carrier equipment and high-speed Internet equipment in 2008, which resulted in depreciation expense being reduced by the following:

	Year to Date March 31,
	2009	2008
Depreciation expense reduction (millions)	$7	$12
Basic and diluted earning per common share increase	0.03	0.05

Adoption of New Accounting Pronouncements

Financial Accounting Standards Board Staff Position (FSP) Emerging Issues Task Force (EITF), 03-6-1, Determining Whether Instruments Granted in Share-based Payment Transactions are Participating Securities - On January 1, 2009, Embarq adopted this standard, which concluded that unvested share-based payment awards that contain a nonforfeitable right to receive dividends, whether paid or unpaid, are participating securities and should be included in the computation of basic earnings per share. As required by this statement, prior period earnings per share and weighted average common shares outstanding were adjusted to conform to the provisions of this standard.

The impact to basic and diluted earnings per share and weighted average common shares outstanding was as follows:

	Year to Date Period Ended March 31, 2008
	As Adjusted	Previously Reported	Difference
Total Earnings per Common Share
Basic	$1.38	$1.39	$(0.01)
Diluted	1.37	1.38	(0.01)

Weighted Average Common Shares Outstanding
Basic (millions)	153.8	152.7	1.1
Diluted (millions)	154.3	154.1	0.2

FSP SFAS No. 132(R)-1, Employers Disclosures about Postretirement Benefit Plan Assets - On January 1, 2009, Embarq adopted this standard, which expands the disclosures required by SFAS No. 132(R), Employers’ Disclosures about Pensions and Other Postretirement Benefits, to discuss the assumptions and risks used to compute fair value of each category of plan assets. As Embarq uses a year end measurement date to value plan assets, all disclosures required by this standard will initially be adopted as of December 31, 2009.

SFAS No. 141(R), Business Combinations - On January 1, 2009, Embarq adopted this standard, which maintains the fundamental guidance provided under SFAS No. 141, Business Combinations, but requires the acquirer to recognize all acquired assets and liabilities, including goodwill, at fair value at the acquisition date as opposed to the announcement date. In addition, the standard requires most transaction related costs to be expensed as incurred as well as provides expanded disclosure requirements for such transactions in the financial statements. Prior to completion of the pending merger with CenturyTel, Embarq does not expect the adoption of this standard to have a material impact on its financial position, results of operations or liquidity.

FSP SFAS No. 157-2, Effective Date of FASB Statement No. 157 - Embarq elected to defer until January 1, 2009, the adoption of SFAS No. 157 for all nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. This includes goodwill and nonfinancial long-lived assets that are measured at fair value in impairment testing and asset retirement obligations initially measured at fair value. The adoption of SFAS No. 157 for those nonfinancial assets and liabilities within the scope of FSP SFAS No. 157-2 did not have a material impact on Embarq’s financial position, results of operations or liquidity.

Recently Issued Accounting Pronouncements

FSP SFAS No. 107-1 and Accounting Principles Board (APB) 28-1, Interim Disclosures about Fair Value of Financial Instruments - This standard amends SFAS No. 107, Disclosures about Fair Value of Financial Instruments, and APB Opinion No. 28, Interim Financial Reporting, to require disclosures about the fair value of financial instruments for interim periods as well as in annual financial statements. Although Embarq has historically provided most of these disclosures in its interim financial statements, this standard will be formally adopted for periods ending after June 15, 2009.

FSP SFAS No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly - This standard clarifies the application of SFAS No. 157, Fair Value Measurements, when the volume and activity of the asset and liability has significantly decreased and reemphasizes that fair value is the price that would be received to sell an asset or pay a liability in an orderly transaction between market participants at the measurement date. In addition, it requires additional disclosures noting the inputs and valuation techniques used for all assets and liabilities measured at fair value and the major security types for any debt or equity securities. Embarq will adopt this standard for periods ending after June 15, 2009. Embarq does not expect the adoption of this standard will have a material impact on its financial position, results of operations or liquidity.

Note 2. Discontinued Operations

On March 12, 2009, Embarq completed the sale of its wholly owned subsidiary, Embarq Logistics, Inc., in exchange for an initial cash payment and future contingent consideration. As a result of the sale, the financial results of Embarq Logistics’ third party wholesale distribution operations, which previously comprised the Logistics business segment, are now reported and disclosed as discontinued operations for all periods presented.

The results of operations reclassified to discontinued operations were as follows:

	Year to Date March 31,
	2009	2008
	(millions)
Net operating revenues	$58	$115
Operating expenses	62	117
Loss before income taxes	(4)	(2)
Income tax benefit	2	-
Loss from discontinued operations	$(2)	$(2)

For the year to date period ended March 31, 2009, the loss on the sale of discontinued operations, including severance and benefit plan curtailments associated with the sale, was $24 million net of an income tax benefit of $12 million.

Note 3. Commitments and Contingencies

Litigation, Claims and Assessments

Seven former manufactured gas plant sites have been identified that may have been owned or operated by entities acquired by Embarq’s subsidiary, Centel Corporation (Centel), before that company was acquired by Sprint Nextel. These sites are not currently owned or operated by either Sprint Nextel or Embarq. On three sites, Embarq and the current landowners are working with the Environmental Protection Agency (EPA) pursuant to administrative consent orders. Expenditures pursuant to the orders are not expected to be material. On five sites, including the three sites where the EPA is involved, Centel has entered into agreements with other potentially responsible parties to share costs. Further, Sprint Nextel has agreed to indemnify Embarq for most of any eventual liability arising from all seven of these sites.

In early December 2008, an individual shareholder filed suit in Johnson County Kansas District Court against Embarq, each of its directors and CenturyTel, challenging the pending merger with CenturyTel and alleging that the defendants failed to maximize shareholder value, made misleading proxy statements and obtained personal benefits in the form of positions with the combined company. To avoid the expense and uncertainty of litigation, a settlement in principle has been reached between plaintiff and defendants where additional disclosures regarding the transaction were made in a public filing and a limited amount of legal costs will be reimbursed. A definitive settlement agreement will be executed following confirmatory discovery, and the final settlement must be approved by the court.

            In December 2007, a group of retirees filed a putative class action lawsuit in the United States District Court for the District of Kansas, challenging the decision to make certain modifications to Embarq’s retiree benefits programs generally effective January 1, 2008. Defendants include Embarq Corporation, certain of its benefit plans, its Employee Benefits Committee and its plan administrator. Additional defendants include Sprint Nextel and certain of its benefit plans. In addition, a complaint in arbitration has been filed by 15 former Centel executives, similarly challenging the benefits changes. Embarq and other defendants intend to vigorously contest these claims and charges.

In addition, Embarq is subject to various other lawsuits, regulatory proceedings against Embarq and other claims typical for a business enterprise. While it is not possible to determine the ultimate disposition of each of these proceedings and whether they will be resolved consistent with Embarq’s expectations, Embarq expects that the outcome of these proceedings, individually or in the aggregate, will not have a material adverse effect on its financial condition, results of operations or liquidity.

Note 4. Debt and Financial Instruments

During the year to date period ended March 31, 2009, Embarq repaid the $375 million balance outstanding under its revolving credit facility. Additionally, Embarq repaid $80 million of borrowings outstanding under its term credit facility. See Note 10, Subsequent Events, for additional information.

As of March 31, 2009, Embarq’s long-term debt had a carrying value of approximately $5.3 billion and a fair value of approximately $4.7 billion. This fair value was computed primarily based on quoted market prices.

Note 5. Income Taxes

The differences that caused Embarq’s effective income tax rates to vary from the 35% federal statutory rate for income taxes related to continuing operations were as follows:

	Year to Date March 31,
	2009	2008
	(millions)
Income tax expense at the federal statutory rate	$110	$116
Effect of:
State income taxes, net of federal income tax effect	6	2
Other, net	(1)	1
Income tax expense	$115	$119
Effective income tax rate	36.5%	35.7%

During the year to date period ended March 31, 2009, Embarq received consent from the Internal Revenue Service to modify its accounting method for income tax purposes related to repairs and maintenance expenditures. This change, which became effective on January 1, 2008, will allow certain costs to be deducted immediately rather than capitalized and depreciated. As a result, approximately $100 million of income tax liabilities were reclassified from other current liabilities to deferred income taxes in the Consolidated Balance Sheets.

Note 6. Employee Benefit Plans

The components of net periodic benefit cost were as follows:

	Year to Date March 31, 2009		Year to Date March 31, 2008
	Pension Benefits	Other Post-retirement Benefits	Pension Benefits	Other Post- retirement Benefits
	(millions)
Service cost	$12	$2	$14	$2
Interest cost	53	4	51	4
Expected return on plan assets	(67)	-	(69)	(1)
Amortization of prior service cost (benefit)	3	(14)	3	(13)
Amortization of actuarial losses	14	3	9	3
Contractual retirement benefits	1	-	-	-
Net cost (benefit)	$16	$(5)	$8	$(5)

For the year to date period ended March 31, 2009, the assets in the plan’s trust declined due to negative market conditions by an additional $157 million, as compared to December 31, 2008. This decline has not been recognized in the consolidated balance sheet as of March 31, 2009, pursuant to the provisions of SFAS No. 87, Employers’ Accounting for Pensions. Embarq made no contributions to the plan’s trust during the year to date period ended March 31, 2009. See Note 10, Subsequent Events, for additional information.

Note 7. Stock-based Compensation

On February 18, 2009, approximately 0.1 million restricted stock units were granted to executive officers and other executive level employees as a result of performance and market adjustments to unvested awards granted under the 2007 long-term incentive program. These restricted stock units vested on February 22, 2009.

On February 27, 2009, approximately 0.3 million restricted stock units were granted to certain non-executive employees as part of Embarq’s 2008 short-term incentive program. These awards are scheduled to vest in full on December 1, 2009. In addition, approximately 0.7 million restricted stock units were granted to executive officers and other executive level employees as part of Embarq’s 2009 long-term incentive program. These awards will vest 34% on February 27, 2010, and 33% will vest on February 27, 2011 and 2012. The fair value of each of these awards was $34.97 per restricted stock unit.

Total compensation expense related to all of the awards noted above was $33 million, which is expected to be recognized over a weighted average vesting period of 1.6 years. Compensation expense for these awards, as well as remaining unvested awards related to previous grants, will be recognized over a shorter period in the event of a change in control related to the pending merger with CenturyTel.

Note 8. Business Segment Information

Embarq provides a suite of integrated communications services to consumer and business customers primarily in local service territories in 18 states. Embarq also provides wholesale access to its local network and other communications services primarily to wireline and wireless service providers. As a result of the sale of Embarq Logistics in March 2009, Embarq’s continuing operations are now comprised solely of its telecommunications business.

Embarq’s net operating revenues for its services and products were as follows:

	Year to Date March 31,
	2009	2008
	(millions)
Voice	$916	$1,024
Data	203	198
High-speed Internet	143	133
Other	84	101
Total net operating revenues	$1,346	$1,456

Voice revenues are principally derived from local and long distance services, switched access charges and USF receipts. Data revenues are principally derived from various data protocol and special access services. Other revenues include professional services, intelligent network database services, billing and collection services, sales agency commissions and sales of customer premise equipment.

Note 9. Supplemental Cash Flow Information and Non-Cash Activities

Embarq’s supplemental cash flow information and non-cash activities were as follows:

	Year to Date March 31,
	2009	2008
	(millions)
Supplemental Cash Flow Information
Cash paid for interest, net of amounts capitalized	$16	$25
Cash paid (refunded) for income taxes	(7)	4
Non-Cash Activities
Capital expenditure accrual	$(8)	$(14)
Pending settlement of repurchases of common stock	-	20

Note 10. Subsequent Events Through May 7, 2009

Pension Trust Contribution

During April 2009, Embarq made a discretionary contribution of $15 million to its pension plan’s trust. Embarq continues to expect total contributions in 2009 to approximate $150 million.

Term Loan Repayment

In April 2009, Embarq repaid in full the remaining $280 million balance under its term credit facility, which satisfies the repayment requirement under the January 23, 2009, credit agreement amendment related to the pending merger with CenturyTel.

Dividend Declaration

On May 6, 2009, Embarq announced that its board of directors declared a dividend of $0.6875 per share payable June 30, 2009 to stockholders of record on June 16, 2009. Payment of this dividend will only occur if the pending merger with CenturyTel has not been consummated by the June 16, 2009 record date.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Embarq Corporation:

We have audited the accompanying consolidated balance sheets of Embarq Corporation and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Embarq Corporation and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1A to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, for its financial assets and liabilities as of January 1, 2008. Also, as discussed in Notes 1A and 5 to the consolidated financial statements, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109, as of January 1, 2007. Lastly, as discussed in Note 6 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 158, Employers Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R), as of December 31, 2006.

/s/ KPMG LLP

Kansas City, Missouri

February 12, 2009, except for
  Note 1B, as to which the date
  is June 17, 2009

EMBARQ CORPORATION
CONSOLIDATED BALANCE SHEETS
(millions, except per share data)	As of December 31,
	2008	2007
Assets
Current assets
Cash and equivalents	$107	$69
Accounts receivable, net of allowance for doubtful accounts of $54 and $58	494	582
Materials and supplies	52	73
Deferred tax assets	89	76
Prepaid expenses and other current assets	81	84
Current assets of discontinued operations	67	102
Total current assets	890	986
Gross property, plant and equipment	20,946	20,667
Accumulated depreciation	(13,547)	(12,933)
Net property, plant and equipment	7,399	7,734
Goodwill	27	27
Prepaid pension asset	-	108
Other assets	43	31
Noncurrent assets of discontinued operations	12	15
Total	$8,371	$8,901

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term debt	$2	$99
Accounts payable	279	343
Payroll and employee benefits	219	274
Accrued income taxes	-	27
Accrued operating taxes	78	97
Deferred revenue	184	202
Accrued interest	58	56
Other current liabilities	42	46
Current liabilities of discontinued operations	34	54
Total current liabilities	896	1,198
Noncurrent liabilities
Long-term debt	5,743	5,779
Deferred income taxes	793	1,130
Benefit plan obligations	1,341	320
Other noncurrent liabilities	206	210
Total noncurrent liabilities	8,083	7,439

Stockholders’ equity
Preferred stock, $.01 par value; 200 shares authorized; no shares issued and outstanding	-	-
Common stock, $.01 par value; 1,250 shares authorized; 154.2 and 153.1 shares issued; 142.4 and 153.1 shares outstanding	2	2
Paid-in capital	(193)	(231)
Retained earnings	986	623
Accumulated other comprehensive income (loss)	(903)	(130)
Treasury stock, 11.8 and no shares held in treasury	(500)	-
Total stockholders’ equity	(608)	264
Total	$8,371	$8,901

See accompanying Notes to Consolidated Financial Statements.

EMBARQ CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(millions, except per share data)

	For the Years Ended December 31,
	2008	2007	2006
Net Operating Revenues	$5,689	$5,899	$5,833

Operating Expenses
Cost of services and products	1,656	1,778	1,709
Selling, general and administrative	1,394	1,567	1,548
Depreciation	1,000	1,048	1,016
Total operating expenses	4,050	4,393	4,273
Operating Income	1,639	1,506	1,560
Interest expense	(404)	(432)	(324)
Other income (expense), net	3	2	15
Income From Continuing Operations Before Income Taxes	1,238	1,076	1,251
Income tax expense	(464)	(391)	(456)
Income From Continuing Operations	774	685	795
Loss from discontinued operations (net of income taxes)	(5)	(2)	(11)
Net Income	$769	$683	$784
Remeasurements of and amendments to employee benefit plans (net of income taxes)	(773)	232	-
Amortization of employee benefit plans prior service cost and actuarial losses (net of income taxes)	3	5	-
Unrealized holding gains on cash flow derivatives (net of income taxes)	-	-	39
Amortization of cash flow derivatives (net of income taxes)	(3)	(4)	(1)
Comprehensive Income (Loss), Net of Income Taxes	$(4)	$916	$822

Basic Earnings per Common Share			(Pro forma)
Continuing operations	$5.30	$4.51	$5.33
Discontinued operations	(0.03)	(0.01)	(0.07)
Total	$5.27	$4.50	$5.26

Diluted Earnings per Common Share
Continuing operations	$5.25	$4.45	$5.28
Discontinued operations	(0.03)	(0.01)	(0.07)
Total	$5.22	$4.44	$5.21

Weighted Average Common Shares Outstanding
Basic	146.0	151.9	149.2
Potentially dilutive shares under equity incentive plans	1.4	2.0	1.2
Diluted	147.4	153.9	150.4

See accompanying Notes to Consolidated Financial Statements.

EMBARQ CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(millions)
	For the Years Ended December 31,
	2008	2007	2006
Operating Activities
Net income	$769	$683	$784
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	5	2	11
Depreciation	1,000	1,048	1,016
Provision for losses on accounts receivable	101	95	54
Deferred and noncurrent income taxes	103	(50)	(64)
Stock-based compensation expense	47	50	31
Net losses (gains) on sales of assets	(9)	(7)	(17)
Other, net	53	45	39
Changes in assets and liabilities:
Accounts receivable	(13)	(94)	(57)
Materials, supplies and other current assets	(24)	(31)	33
Accounts payable and other current liabilities	(168)	(86)	241
Noncurrent assets and liabilities, net	(129)	(78)	(26)
Net cash provided by operating activities – continuing operations	1,735	1,577	2,045
Discontinued operations	13	47	8
Net cash provided by operating activities	1,748	1,624	2,053

Investing Activities
Capital expenditures	(686)	(829)	(923)
Proceeds from construction reimbursements	11	10	10
Proceeds from sales of assets	11	25	33
Net cash used by investing activities	(664)	(794)	(880)

Financing Activities
Issuance of long-term debt	-	-	1,600
Principal payments on long-term debt	(99)	(787)	(492)
Borrowings under revolving credit agreement	1,150	1,430	920
Repayments under revolving credit agreement	(1,185)	(1,220)	(720)
Net cash paid to Sprint Nextel associated with the spin-off	-	-	(2,208)
Proceeds from common stock issued	14	116	20
Repurchase of common stock	(500)	(2)	-
Dividends paid to stockholders	(404)	(367)	(150)
Dividends paid to Sprint Nextel	-	-	(194)
Tax effects of stock-based compensation	(1)	25	2
Other, net	(21)	(9)	(1)
Net cash used by financing activities	(1,046)	(814)	(1,223)
Increase (Decrease) in Cash and Equivalents	38	16	(50)
Cash and Equivalents at Beginning of Period	69	53	103
Cash and Equivalents at End of Period	$107	$69	$53

See accompanying Notes to Consolidated Financial Statements.

EMBARQ CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(millions, except per share data)
	Preferred Stock	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Business Equity	Treasury Stock	Total Stockholders’ Equity
January 1, 2006 balance	-	-	-	-	(525)	5,377	-	4,852
Net income	-	-	-	-	-	326	-	326
Dividends paid to Sprint Nextel	-	-	-	-	-	(194)	-	(194)
Cash flow derivatives, net of tax	-	-	-	-	39	-	-	39
Net transfer to Sprint Nextel	-	1	(467)	-	516	(5,509)	-	(5,459)
May 17, 2006 balance	-	1	(467)	-	30	-	-	(436)
Net income	-	-	-	458	-	-	-	458
Dividends paid to shareholders ($1.00 per share)	-	-	-	(150)	-	-	-	(150)
Common stock issued	-	-	20	-	-	-	-	20
Stock-based compensation expense	-	-	31	-	-	-	-	31
Tax effect of stock-based compensation	-	-	2	-	-	-	-	2
Amortization of cash flow derivative (net of tax)	-	-	-	-	(1)	-	-	(1)
Adoption of SFAS No. 158 (net of tax)	-	-	-	-	(392)	-	-	(392)
December 31, 2006 balance	-	1	(414)	308	(363)	-	-	(468)
Cumulative effect of adoption of FIN 48 (net of tax)	-	-	-	1	-	-	-	1
January 1, 2007 Balance	-	1	(414)	309	(363)	-	-	(467)
Net income	-	-	-	683	-	-	-	683
Dividends to shareholders ($2.375 per share)	-	-	-	(369)	-	-	-	(369)
Common stock issued	-	1	115	-	-	-	-	116
Stock-based compensation expense	-	-	50	-	-	-	-	50
Tax effect of stock-based compensation	-	-	25	-	-	-	-	25
Restricted stock units surrendered for tax withholding	-	-	(10)	-	-	-	-	(10)
Remeasurements of and amendments to employee benefit plans (net of tax)	-	-	-	-	232	-	-	232
Amortization (net of tax) of:
Employee benefit plans prior service cost and actuarial losses	-	-	-	-	5	-	-	5
Cash flow derivative	-	-	-	-	(4)	-	-	(4)
Repurchase of common stock	-	-	-	-	-	-	(2)	(2)
Issuance of treasury stock	-	-	-	-	-	-	2	2
Other	-	-	3	-	-	-	-	3
December 31, 2007 Balance	$ -	$ 2	$ (231)	$ 623	$ (130)	$ -	$ -	$ 264
Net income	-	-	-	769	-	-	-	769
Dividends to shareholders ($2.75 per share)	-	-	-	(406)	-	-	-	(406)
Common stock issued	-	-	14	-	-	-	-	14
Stock-based compensation expense	-	-	47	-	-	-	-	47
Tax effect of stock-based compensation	-	-	(1)	-	-	-	-	(1)
Restricted stock units surrendered for tax withholding	-	-	(22)	-	-	-	-	(22)
Remeasurement of employee benefit plans (net of tax)	-	-	-	-	(773)	-	-	(773)
Amortization (net of tax) of:
Employee benefit plans prior service cost and actuarial losses	-	-	-	-	3	-	-	3
Cash flow derivative	-	-	-	-	(3)	-	-	(3)
Repurchase of common stock	-	-	-	-	-	-	(500)	(500)
December 31, 2008 Balance	$ -	$ 2	$ (193)	$ 986	$ (903)	$ -	$ (500)	$ (608)

Shares Outstanding						2008	2007	2006
Beginning shares outstanding						153.1	149.7	149.1
Stock issued under equity incentive plans						1.1	3.4	0.6
Repurchase of common stock						(11.8)	-	-
Ending shares outstanding						142.4	153.1	149.7

See accompanying Notes to Consolidated Financial Statements.

EMBARQ CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1A. Background, Basis of Presentation and Significant Accounting Policies

Background

Embarq was incorporated in 2005 under the laws of Delaware and was formerly a wholly owned subsidiary of Sprint Nextel Corporation (Sprint Nextel). On May 17, 2006, Sprint Nextel spun-off its local communications business and product distribution operations, thereby establishing Embarq as a separate, stand-alone company.

Embarq provides a suite of integrated communications services including local and long distance voice, data, high-speed Internet, satellite video, professional services and communications equipment to consumer and business customers primarily in local service territories in 18 states. Embarq also provides wholesale access to its local network and other communications services primarily to wireline and wireless service providers.

As of December 31, 2008, Embarq had approximately 16 thousand active employees. Approximately 34% of these employees were represented by unions subject to collective bargaining agreements. Of the union-represented employees, approximately 27% have collective bargaining agreements that will expire during 2009. There were no material changes related to any employee collective bargaining agreements during 2008.

Pending Merger with CenturyTel

On October 26, 2008, Embarq and CenturyTel, a Louisiana corporation, entered into a merger agreement whereby a wholly owned subsidiary of CenturyTel, will merge with and into Embarq.  As a result of the merger, Embarq will continue as a wholly owned subsidiary of CenturyTel.  Pursuant to the merger agreement, at the effective date of the merger, each share of Embarq’s common stock, par value $0.01 per share, will be converted into the right to receive 1.37 shares of CenturyTel common stock, par value $1.00 per share, plus cash in lieu of fractional shares.  It is expected that the merger will qualify as a tax-free reorganization for U.S. Federal income tax purposes. In conjunction with this transaction, Embarq may incur additional costs prior to closing including, but not limited to potential impairments of duplicate systems and technology; employee retention and severance costs; and other merger and integration costs.

Basis of Presentation

The accompanying consolidated financial statements reflect all the accounts of Embarq and its wholly owned subsidiaries. All intercompany transactions have been eliminated.

On March 12, 2009, Embarq completed the sale of its wholly owned subsidiary, Embarq Logistics, Inc.  Consequently, the financial results of Embarq Logistics’ third party wholesale distribution operations, which previously comprised the Logistics business segment, are now reported as discontinued operations for all periods presented pursuant to Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for Impairment or Disposal of Long Lived Assets. See Note 1B, Discontinued Operations, for additional information.

The consolidated financial statements were prepared using accounting principles generally accepted in the United States. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no effect on the results of operations or stockholders’ equity as previously reported.

Significant Accounting Policies

Cash and Equivalents

Cash and equivalents include cash and highly liquid investments with original maturities of three months or less.

Revenue Recognition

Embarq recognizes revenue in accordance with SAB No. 104, Revenue Recognition. Embarq collects fees for fixed rate services, such as local, unlimited long distance, high-speed Internet and certain data services, in advance and defers revenue recognition until these services are provided to the customer. Variable rate billing services, including minute driven long distance, data and access revenue, are billed in arrears. Embarq has multiple billing cycles spread throughout each month resulting in trade accounts receivables and deferred revenue balances at the end of each reporting period. In the event that the variable rate usage data is not available at the end of a reporting period, Embarq will estimate revenue based on historic and other relevant factors.

Revenue for bundled services is allocated to an individual unit of accounting based on the relative fair value of each individual service when it is regularly sold on a stand-alone basis as prescribed by Emerging Issues Task Force (EITF) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. Cash incentives given to customers are recognized as reductions to revenue ratably over the average life of the customer in accordance with EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products) and other applicable guidance. Service activation and installation fees are deferred and amortized on a straight-line basis over the average life of the customer.

Embarq records revenue from services offered through various wholesale, sales agency and other professional service arrangements on either a gross or net basis in accordance with EITF Issue No. 99-19, Reporting Revenue Gross as a Principal versus net as an Agent.

Embarq records federal and state USF surcharges on a gross basis. The total amount of surcharges recorded in net operating revenue was as follows:

	For the Years Ended December 31,
	2008	2007	2006
	(millions)
Federal and state USF surcharges	$86	$92	$98

Net operating revenues include certain revenue reserves for billing disputes and errors and returns on product sales. These reserves require management’s judgment and are based on many factors including historical trending, contract and tariff interpretations and developments during the resolution process.

Allowance for Doubtful Accounts

Allowance for doubtful accounts represents the estimate of accounts receivable that are deemed to be uncollectible. This allowance typically reflects Embarq’s best estimates based on historic credit losses and aged account receivable balances at the end of the reporting period. These estimates are subject to management’s judgment based on payment terms, industry norms and recognition of current economic indicators and may be increased to include the entire accounts receivable balance when specific collection risk exists.

Property, Plant and Equipment

Embarq records property, plant and equipment at historical cost. Repair and maintenance costs are expensed as incurred. Embarq capitalizes software in accordance with American Institute of Certified Public Accountants Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and EITF Issue No. 97-13, Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project that Combines Business Process Reengineering and Information Technology Transformation.

Embarq categorizes its property, plant and equipment into three main categories: network assets; buildings and improvements; and administrative and other. Network assets principally consist of metallic cable and wire facilities, fiber optic cable facilities, switching equipment, conduit, poles and other central office equipment. Buildings and improvements principally consist of owned general office facilities and leasehold improvements. Administrative and other assets principally consist of land, furniture, information technology equipment and vehicles.

The costs of homogeneous units of property, plant and equipment are aggregated to form groups of assets that are depreciated on a straight-line basis over the estimated remaining useful life established for each specific group. Estimates and assumptions used in establishing the depreciation rates associated with each group are based on internal studies of use, industry data on lives, recognition of technological advancements and understanding of business strategy. Assumptions are evaluated annually. Generally, changes in depreciation rates are effected through changes in the remaining depreciable lives of the applicable group assets and are considered an accounting estimate in accordance with SFAS No. 154, Accounting Changes and Error Corrections.

Ordinary asset retirements are generally charged against accumulated depreciation with no gain or loss recognized. Ordinary asset retirements totaled $382 million in 2008 and $493 million in 2007. Embarq recognizes gains and losses on unusual or unanticipated asset dispositions. See Note 10, Sale of Properties, for additional information.

Embarq’s gross property, plant and equipment and associated range of estimated remaining useful lives by category were as follows:

		As of December 31,
	Range of Estimated Remaining Useful Lives	2008	2007
	(years)	(millions)

Network assets	3 to 35	$19,351	$18,900
Buildings and improvements	5 to 30	1,031	1,031
Administrative and other assets	3 to 15	564	736
Gross property, plant and equipment		$20,946	$20,667

Embarq evaluates property, plant and equipment for impairment whenever indicators of impairment exist. Accounting standards require that if an impairment indicator is present, Embarq must assess whether the carrying amount of the asset is recoverable by estimating the sum of the future undiscounted cash flows, excluding interest costs, expected to result from the asset. If the carrying amount is more than the recoverable amount, an impairment charge must be recognized based on the fair value of the asset. No such impairments occurred during 2008, 2007 or 2006.

On an annual basis, Embarq performs an analysis of the remaining life depreciation rates. Depreciation rates for various digital switching equipment, digital loop carrier equipment and high-speed Internet equipment were adjusted in each year, which resulted in depreciation expense being reduced by the following:

	For the Years Ended December 31,
	2008	2007	2006(1)
Depreciation expense reduction (millions)	$50	$48	$27
Basic and diluted earnings per share	0.21	0.20	0.11
(1)  Pro forma earnings per share information. See Note 1A, Earnings per Common Share, for additional information.

Goodwill

Embarq accounts for goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in business combinations accounted for as purchases. The book value of goodwill was $27 million at December 31, 2008 and 2007 with $12 million related to United Telephone Southeast LLC and $11 million related to acquisitions completed by Centel, both subsidiaries of Embarq. The remaining $4 million was related to various other Embarq businesses.

Embarq evaluates goodwill for impairment on an annual basis and whenever events or circumstances indicate goodwill may be impaired. Embarq determines impairment by comparing net assets of the reporting unit to its respective fair value. In the event the unit’s net assets exceed its fair value, an implied fair value of goodwill must be determined by assigning the unit’s fair value to each asset and liability of the unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. An impairment loss is measured by the difference between the goodwill carrying value and the implied fair value. No such impairments occurred during 2008, 2007 or 2006.

Derivatives

Embarq recognizes derivative instruments as either assets or liabilities in the Consolidated Balance Sheets and measures those instruments at fair value in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities as Amended. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income (loss) depending on the use of the derivative and whether it qualifies for hedge accounting.

Embarq uses derivative instruments only for hedging and risk management purposes. Hedging activity may be done for the purpose of mitigating the risks associated with an asset, liability, committed transaction or probable forecasted transaction. Embarq is primarily exposed to the market risk associated with unfavorable movements in interest rates. Embarq does not enter into derivative transactions for speculative or trading purposes.

At inception and on an on-going basis, Embarq assesses whether each derivative that qualifies for hedge accounting continues to be highly effective in offsetting changes in the cash flows of the hedged item. If and when a derivative instrument is no longer expected to be highly effective, hedge accounting is discontinued. Hedge ineffectiveness, if any, is included in current period earnings.

Treasury Stock

Shares of common stock repurchased by Embarq are reflected as treasury stock on the trade date and are carried at cost, including any direct third-party fees. Embarq uses the weighted average cost method for the issue of common stock from treasury. In the event shares are not retired and subsequently issued from treasury, paid-in capital will increase for any gains and paid-in capital, or retained earnings in the event of negative paid-in capital, will decrease for any losses.

Workforce Actions

Embarq provides severance benefits for involuntarily terminated employees. Such benefits are recorded in accordance with SFAS No. 112, Employers’ Accounting for Postemployment Benefits. Voluntary offers for separation or other contractual separation benefits are recorded in accordance with SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination. Other one-time benefit arrangements or exit costs that are part of an organized restructuring plan are recorded in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities.

In order to better align organizational resources with Embarq’s business needs as well as to improve its overall cost structure, Embarq has taken various steps, including both voluntary and involuntary reductions in its workforce. Related to these reductions, Embarq recognized the following charges (including $13 million of contractual early retirement benefits for the year ended December 31, 2008):

	For the Years Ended December 31,
	2008	2007	2006
	(millions)
Cost of services and products	$37	$37	$20
Selling, general and administrative	38	40	10
Total severance expense	$75	$77	$30

Legal and Other Contingent Liabilities

Embarq accrues loss contingencies for legal, environmental and other contingent liabilities in accordance with SFAS No. 5, Accounting for Contingencies. See Note 3, Commitment and Contingencies, for additional information.

Leases

Embarq accounts for capital and operating leases in accordance with SFAS No. 13, Accounting for Leases. See Note 3, Commitments and Contingencies, for additional information.

Advertising

Embarq recognizes advertising expenses as incurred. This includes production, media and other promotional and sponsorship costs. Total advertising expense was as follows:

	For the Years Ended December 31,
	2008	2007	2006
	(millions)
Advertising expense	$91	$93	$102

Income Taxes

Embarq accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Before spin-off, Embarq’s operations were included in the consolidated federal income tax return and certain combined or consolidated state income tax returns of Sprint Nextel. In accordance with Sprint Nextel’s tax sharing arrangement, income tax expense was recorded and charged to Embarq on the basis of filing separate returns in each taxing jurisdiction. After spin-off, Embarq was subject to income taxes as a stand alone entity.

As of January 1, 2007, Embarq adopted FIN 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As prescribed by the interpretation, the cumulative effect of applying these provisions was reported as an adjustment to the opening balance of retained earnings.

Embarq records interest associated with these liabilities as interest expense. Associated penalties are recorded as income tax expense. The total amount of interest and penalties recognized were as follows:

	Interest		Penalties
	2008	2007	2008	2007
	(millions)
Recognized in the Consolidated Balance Sheet	$9	$4	$-	$2
Recognized in the Consolidated Statement of Operations and Comprehensive Income (Loss)	5	3	(2)	2

Asset Retirement Obligations

Embarq recognizes Asset Retirement Obligations, or ARO, in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations and FIN 47, Accounting for Conditional Asset Retirement Obligations.

Embarq has recognized an ARO related to the removal and disposal of the asbestos in company buildings, removal and environmental cleanup of fuel storage tanks used in standby power supply systems and decommissioning of leased building spaces. The fair value of the assets legally restricted to settle the ARO and the corresponding liability was as follows:

	As of December 31,
	2008	2007
	(millions)
ARO assets	$4	$4
ARO liability	34	32

In addition, an ARO liability exists, but was not recognized, in situations where Embarq has been granted easements and rights-of-way by the United States government, municipalities and private landowners to route its cable facilities. Most cable facilities are buried, however, some metallic and fiber cable are above-ground on company-owned poles. In addition, Embarq contracts with other utilities to connect cable and wire to their poles. As of December 31, 2008, an estimated settlement date for these obligations was indeterminate.

Stock-based Compensation

Effective January 1, 2006, Sprint Nextel adopted SFAS No. 123R, Share-Based Payment, utilizing the modified prospective method. The revised standard requires the recognition of compensation cost of unvested share-based awards granted to employees before January 1, 2003, which were outstanding as of January 1, 2006. The allocated impact of the adoption of this standard was immaterial to Embarq because Sprint Nextel had previously accounted for share-based awards in accordance with SFAS No. 123,  Accounting for Stock Compensation , as amended by SFAS No. 148,  Accounting for Stock Compensation – Transition and Disclosure  as of January 1, 2003, using the prospective method. Following the spin-off, Embarq implemented the provisions of SFAS No. 123R related to the options, nonvested stock and nonvested stock units held by its employees. As SFAS No. 123R was adopted using the modified prospective method, no retrospective application of net income was required for awards granted prior to January 1, 2003, that were vested in prior years.

Embarq recognizes compensation expense related to share-based awards with graded vesting that only have a service condition on a straight line basis over the requisite service period for the entire award. See Note 7, Stock-Based Compensation, for additional information.

Earnings per Common Share

Embarq calculates basic and diluted earnings per share in accordance with SFAS No. 128, Earnings per Share. For purposes of calculating pro forma basic and diluted earnings per share for the year ended December 31, 2006, Embarq assumed that the total common shares issued at spin-off, as well as its related potential dilutive securities, were outstanding for the period from January 1, 2006, through May 17, 2006.

The dilution effect on Embarq’s common stock has been primarily related to outstanding stock options and restricted stock units. The following represents stock options that had an exercise price that was above the average annual market price of Embarq stock and were not included in the computation of diluted earnings per share:

	As of December 31,
	2008	2007	2006
	(millions)
Stock options	5.2	2.1	3.3

Adoption of SFAS No. 157

On January 1, 2008, Embarq adopted SFAS No. 157, Fair Value Measurements, for its financial assets and liabilities. Embarq’s adoption of SFAS No. 157 did not impact its financial position, results of operations, liquidity or disclosures. Embarq does not have financial assets or liabilities that are measured at fair value on a recurring basis. In accordance with Financial Accounting Standards Board Staff Position (FSP) SFAS No. 157-2, Effective Date of FASB Statement No. 157, Embarq elected to defer until January 1, 2009, the adoption of SFAS No. 157 for all nonfinancial assets and liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis. This includes goodwill and nonfinancial long-lived assets that are measured at fair value in impairment testing and asset retirement obligations initially measured at fair value. The adoption of SFAS No. 157 for those nonfinancial assets and liabilities within the scope of FSP SFAS No. 157-2 is not expected to have a material impact on Embarq’s financial position, results of operations or liquidity.

Recently Issued Accounting Pronouncements

FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-based Payment Transactions are Participating Securities. This standard concluded that unvested share-based payment awards that contain a nonforfeitable right to receive dividends, whether paid or unpaid, are participating securities and should be included in the computation of earnings per share pursuant to the two-class method prescribed under SFAS No. 128, Earnings per Share. This standard is effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. Embarq does not expect the adoption of this standard to have a material impact on basic or diluted earnings per share.

FSP SFAS No. 132(R)-1, Employers Disclosures about Postretirement Benefit Plan Assets - This standard expands the disclosures required by SFAS No. 132(R), Employers’ Disclosures about Pensions and Other Postretirement Benefits, to discuss the assumptions and risks used to compute fair value of each category of plan assets. Although early adoption is permitted, Embarq plans to adopt this standard when it becomes effective for fiscal years ending after December 15, 2009. Embarq does not expect the adoption of this standard to have a material impact to on the financial position, results of operations or liquidity.

SFAS No. 141(R), Business Combinations - This standard maintains the fundamental guidance provided under SFAS No. 141, Business Combinations, but requires the acquirer to recognize all acquired assets and liabilities, including goodwill, at fair value at the acquisition date as opposed to the announcement date. In addition, the standard requires all transition related costs to be expensed as incurred as well as provides expanded disclosure requirements for such transactions in the financial statements. This standard is effective for business combinations where the acquisition date is on or after the first annual reporting period beginning after December 15, 2008. Prior to completing the proposed merger with CenturyTel, Embarq does not expect the adoption of this standard to have a material impact on the financial position, results of operations or liquidity.

Note 1B.  Discontinued Operations

On March 12, 2009, Embarq completed the sale of its wholly owned subsidiary, Embarq Logistics, Inc., in exchange for an initial cash payment and future contingent consideration. Consequently, the financial results of Embarq Logistics’ third party wholesale distribution operations, which previously comprised the Logistics segment, are now reported and disclosed as discontinued operations for all periods presented.

A commercial services agreement was also completed whereby the buyer will provide certain logistics and supply chain services to Embarq’s telecommunications operations. While there are no minimum purchase obligations with this agreement, Embarq agreed to continue to purchase certain products and services exclusively from the buyer. Based on Embarq’s requirements in the 2008 fourth quarter, costs over the four-year term may approximate $450 million.

The results of operations presented in discontinued operations were as follows:

	For the Years Ended December 31,
	2008	2007	2006
	(millions)
Net operating revenues	$435	$466	$530
Operating expenses	441	468	546
Operating loss	(6)	(2)	(16)
Other income (expense)	-	1	(1)
Loss before income taxes	(6)	(1)	(17)
Income tax benefit (expense)	1	(1)	6
Loss from discontinued operations (net of income taxes)	$(5)	$(2)	$(11)

In the 2009 first quarter, Embarq recognized a loss on the sale of discontinued operations of $24 million, including severance and benefit plan curtailments associated with the sale and an income tax benefit of $12 million.

The major classes of assets and liabilities presented in discontinued operations were as follows (in millions):

	As of December 31,
	2008	2007

Accounts receivable, net of allowance for doubtful accounts of $3 and $2	$26	$36
Inventory, net of allowance of $5 and $6	41	65
Prepaid expenses and other current assets	-	1
Total current assets of discontinued operations	$67	$102

Gross property, plant and equipment	$135	$135
Accumulated depreciation	(123)	(121)
Other assets	-	1
Total noncurrent assets of discontinued operations	$12	$15

Accounts payable	$29	$45
Payroll and employee benefits	3	4
Other current liabilities	2	5
Total current liabilities of discontinued operations	$34	$54

Note 2. Spin-off from Sprint Nextel

In December 2004, Sprint Nextel announced its intention to spin-off its local communications business and product distribution operations from its other businesses in a tax-free transaction. On May 17, 2006, the date of the spin-off, in exchange for, and as a condition to, the transfer of assets and the assumption of liabilities described below, Embarq (1) issued to Sprint Nextel 149.1 million shares of company common stock and (2) issued to Sprint Nextel $4.5 billion of Embarq senior notes and (3) transferred to Sprint Nextel $2.1 billion in cash. In exchange for, and contemporaneously with, the issuance of Embarq’s common stock and transfer of debt and cash, Sprint Nextel transferred the Embarq assets, consisting of Sprint Nextel’s local communications operations, wholesale product distribution operations and consumer and certain business long distance customers located in its local service territories; and Embarq assumed certain liabilities related to its business. The spin-off was completed through a pro rata distribution to Sprint Nextel shareholders consisting of one share of Embarq common stock for every 20 shares of Sprint Nextel voting and non-voting shares owned by Sprint Nextel’s shareholders as of the close of business on May 8, 2006, the record date for the distribution.

The impacts of the spin-off have been reflected in the consolidated financial statements for periods after the spin-off. Accordingly, the revenues and related expenses from the transferred long distance customers and the interest expense associated with the spin-related borrowings are reflected only in periods after the spin-off. Additionally, while management believes these consolidated financial statements include all historical costs; periods before the spin-off do not include all the expenses that would have been incurred had Embarq been a separate, stand-alone entity. Thus, Embarq’s results of operations and cash flows before the spin-off are not fully comparable to those after the spin-off.

Relationship with Sprint Nextel

Before the spin-off, Embarq provided to and received from Sprint Nextel a variety of services that were considered related party transactions. Services provided to Sprint Nextel that make up related party revenues, which was $138 million in 2006 before the spin-off, included, but were not limited to, voice, access, data and sale of telecommunications equipment, as well as billing and collection and lease of network facilities. Services Sprint Nextel provided to Embarq included charges for facilities, information services, marketing and certain corporate and administrative services. Sprint Nextel directly assigned, where possible, related costs based on Embarq’s use of these services. Where direct assignment was not possible, or practical, Sprint Nextel used indirect methods, including time studies and headcounts, to allocate shared service costs to Embarq. The services provided by Sprint Nextel were generally accounted for based on fully distributed costs, which Embarq believes approximated fair value. Embarq recognized a total of $488 million in expenses related to these services in 2006 before the spin-off.

In connection with Embarq’s spin-off, Embarq entered into certain agreements with Sprint Nextel. The key terms of the principal agreements that continue to be operative are summarized below:

Tax Sharing Agreement. In connection with the spin-off, Embarq entered into a tax sharing agreement with Sprint Nextel. The tax sharing agreement covers, among other things, Embarq’s and Sprint Nextel’s rights and obligations with respect to taxes for both the pre- and post-spin-off periods. As of December 31, 2008, settlement of the parties’ rights and obligations relating to certain pre-spin-off periods is still pending. Embarq has reflected the estimated amounts that may be due from or to Sprint Nextel, pursuant to this agreement in the Consolidated Balance Sheets. These estimates are based on preliminary calculations, which are still subject to further adjustment based on the agreed-upon processes to resolve these matters, including arbitration.

Embarq has an obligation to indemnify Sprint Nextel for taxes resulting from the spin-off if that tax results from (1) an issuance of our equity securities, a redemption of our equity securities or our involvement in other acquisitions of our equity securities, (2) other actions or failures to act by us (such as those described above) or (3) any of our representations or undertakings referred to in the tax sharing agreement being incorrect or violated.

Intellectual Property Agreements. In connection with the spin-off, Embarq entered into a patent agreement, software and proprietary information agreement and a trademark assignment and license agreement with Sprint Nextel. These agreements govern Embarq’s relationship with Sprint Nextel with respect to ownership of and use of intellectual property.

Commercial Service Agreements. Embarq and Sprint Nextel entered into commercial service agreements pursuant to which each company obtains services from one another. The principal agreements are described below:

•
Embarq entered into a non-exclusive wholesale agreement, which Embarq refers to as the MVNO agreement, with Sprint Nextel. Under this agreement, for a period of 7 years, Embarq is able to resell certain CDMA-based wireless voice and data services in Embarq’s local service territories.

•
Under a 5 year wholesale master services agreement with Sprint Nextel, which Embarq refers to as the long distance agreement, Embarq has the ability to market and sell its own branded wireline long distance voice and data services to consumer and small business customers. Under this agreement, Embarq must purchase a minimum of 95% of certain categories of its domestic and international long distance voice and data services from Sprint Nextel.

In addition to the MVNO agreement and long distance agreement, Embarq also entered into a sales agency agreement with Sprint Nextel to sell certain Sprint Nextel-branded wireless and wireline voice and data services to business customers. Embarq also entered into agreements with Sprint Nextel where Embarq is providing certain services to Sprint Nextel, including calling name database services, toll free rehome services and special access services.

Note 3. Commitments and Contingencies

Litigation, Claims and Assessments

Seven former manufactured gas plant sites have been identified that may have been owned or operated by entities acquired by Embarq’s subsidiary, Centel, before that company was acquired by Sprint Nextel. These sites are not currently owned or operated by either Sprint Nextel or Embarq. On three sites, Embarq and the current landowners are working with the EPA pursuant to administrative consent orders. Expenditures pursuant to the orders are not expected to be material. On five sites, including the three sites where the EPA is involved, Centel has entered into agreements with other potentially responsible parties to share costs. Further, Sprint Nextel has agreed to indemnify Embarq for most of any eventual liability arising from all seven of these sites.

In early December 2008, an individual shareholder filed suit in Johnson County Kansas District Court against Embarq, each of its directors and CenturyTel, challenging the proposed merger with CenturyTel and alleging that the defendants failed to maximize shareholder value, made misleading proxy statements, and obtained personal benefits in the form of positions with the combined company. To avoid the expense and uncertainty of litigation, a settlement in principle has been reached between plaintiff and defendants where additional disclosures regarding the transaction were made in a public filing. A definitive settlement agreement will be executed following confirmatory discovery and the final settlement must be approved by the court.

In December 2007, a group of retirees filed a putative class action lawsuit in the United States District Court for the District of Kansas, challenging the decision to make certain modifications to Embarq’s retiree benefits programs generally effective January 1, 2008. See Note 6, Employee Benefit Plans, for additional information. Defendants include Embarq Corporation, certain of its benefits plans, its Employee Benefits Committee and its plan administrator. Additional defendants include Sprint Nextel and certain of its benefits plans. In addition, a complaint in arbitration has been filed by 15 former Centel executives, similarly challenging the benefits changes. Embarq and other defendants intend to vigorously contest these claims and charges.

In addition, Embarq is subject to various other lawsuits, regulatory proceedings against Embarq and other claims typical for a business enterprise. While it is not possible to determine the ultimate disposition of each of these proceedings and whether they will be resolved consistent with Embarq’s expectations, Embarq expects that the outcome of these proceedings, individually or in the aggregate, will not have a material adverse effect on its financial condition, results of operations or liquidity.

Purchase Commitments

           Embarq has minimum purchase commitments with various vendors through 2015. These outstanding commitments represent non-cancelable commitments to purchase goods and services, consisting primarily of network maintenance and equipment, information technology services, customer support provided by third parties and other expenses related to normal business operations. Amounts actually paid will likely be higher due to variable components of certain agreements which include hours contracted, subscribers and other factors. As of December 31, 2008, outstanding minimum fixed purchase commitments to be paid in future years were as follows:

(millions)
2009	$156
2010	70
2011	65
2012	61
2013	39
Thereafter	47

The total amounts of purchase commitments paid that had an original term in excess of one year were as follows:

	For the Years Ended December 31,
	2008	2007	2006
	(millions)
Purchase commitments paid	$75	$51	$17

Leases

Embarq leases various equipment, office facilities, retail outlets, switching facilities, and other network sites. These leases, with few exceptions, provide for automatic renewal options and escalations that are either fixed or based on the consumer price index. Any rent abatements, along with rent escalations, are included in the computation of rent expense calculated on a straight-line basis over the lease term. The lease term for most leases includes the initial non-cancelable term plus at least one renewal period, as the exercise of the related renewal option or options is reasonably assured.

Embarq’s gross rental expense was as follows:

	For the Years Ended December 31,
	2008	2007	2006
	(millions)
Gross rental expense	$136	$125	$110

As of December 31, 2008, our rental commitments for operating leases were as follows:

(millions)
2009	$31
2010	23
2011	17
2012	11
2013	4
Thereafter	6

Note 4. Long-term Debt and Financial Instruments

The following table summarizes Embarq’s long-term debt:

			As of December 31,
	Interest Rate	Maturing	2008	2007
			(millions)
Senior notes
Notes due 2013	6.7%	2013	$1,000	$1,000
Notes due 2016	7.1%	2016	2,000	2,000
Notes due 2036	8.0%	2036	1,485	1,485
Term credit facility	1.0% and 5.5%	2011	360	360
Revolving credit facility	1.6% and 5.4%	2011	375	410
Other	6.8% to 9.8%	2009 to 2025	525	623
Total debt			$5,745	$5,878
Current maturities			(2)	(99)
Total long-term debt			$5,743	$5,779

In connection with the spin-off, Embarq issued senior notes in an aggregate amount of $4.5 billion. The senior notes will mature in three tranches, with the earliest maturity in 2013. In addition to the senior notes issued, Embarq entered into a credit agreement with certain financial institutions. The credit agreement expires in May 2011 and originally consisted of a $1.6 billion term facility and a $1.5 billion revolving credit facility, with a $200 million sub-limit for letters of credit. The credit agreement provides for interest rates equal to a base rate or London Interbank Offered Rate (LIBOR), plus an applicable margin. The applicable margin is based on Embarq’s non-credit enhanced long-term senior unsecured debt rating. The credit agreement includes customary covenants that, among other things, require Embarq to maintain certain financial ratios and restrict its ability to incur additional indebtedness. See Note 12, Subsequent Events, for additional information.

Various subsidiaries of Embarq have outstanding first mortgage bonds or unsecured debentures. This debt is included in “Other” in the above table. Each issue of first mortgage bonds is secured by substantially all of the property, plant and equipment of the issuing subsidiary. In the aggregate, approximately 50% of Embarq’s property, plant and equipment is pledged to secure one or more issues of first mortgage bonds. As of December 31, 2008, approximately $325 million of first mortgage bonds were outstanding.

Embarq was in compliance with all applicable financial covenants associated with Embarq’s borrowings. As of December 31, 2008, Embarq had letters of credit issued under the revolving credit facility of approximately $42 million.

           The following table represents scheduled principal payments of Embarq’s long-term debt as of December 31, 2008:

(millions)
2009	$2
2010	2
2011	735
2012	-
2013	1,110
Thereafter	3,896

In anticipation of issuing its senior notes at the time of spin-off, Embarq took steps in the 2005 fourth quarter to limit its interest rate risk by entering into cash flow hedge transactions. On May 12, 2006, the hedge instruments entered into in 2005 were terminated. The accumulated other comprehensive income associated with these hedges was $51 million, or $30 million net of tax. This amount is being amortized using the effective interest method and reclassified to interest expense as a yield adjustment of the hedged semi-annual interest payment for ten years as follows:

	For the Years Ended December 31,
	2008	2007	2006
	(millions)
Reduction in interest expense	$5	$5	$3

At December 31, 2008, Embarq had no outstanding derivatives.

Fair Value of Financial Instruments

The estimated fair value of long-term debt was $4.5 billion as of December 31, 2008, and $6.1 billion as of December 31, 2007. These fair values were primarily based on quoted market prices. The carrying value of Embarq’s other financial instruments, primarily cash and equivalents, accounts receivable and accounts payable, approximate fair value as of December 31, 2008 and 2007, due to their short-term nature. Embarq has no significant concentrations of credit risk related to its accounts receivable. See Note 6, Employee Benefit Plans, and Note 7, Stock-based Compensation, for additional information related to fair value.

Note 5. Income Taxes

Embarq’s income tax expense (benefit) related to continuing operations consisted of the following:

	For the Years Ended December 31,
	2008	2007	2006
	(millions)
Current income tax expense
Federal	$343	$392	$443
State	18	49	77
Total current	361	441	520
Deferred and non-current income tax expense (benefit)
Federal	85	(19)	(57)
State	18	(31)	(7)
Total deferred and non-current income tax expense (benefit)	103	(50)	(64)
Total	$464	$391	$456

The differences that caused Embarq’s effective income tax rates to vary from the 35% federal statutory rate for income taxes related to continuing operations were as follows:

	For the Years Ended December 31,
	2008	2007	2006
	(millions)
Income tax expense at the federal statutory rate	$433	$377	$438
Effect of:
State income taxes, net of federal income tax effect	28	24	46
Nonrecurring federal and state deferred tax adjustments, net	-	(12)	(16)
Other, net	3	2	(12)
Income tax expense	$464	$391	$456
Effective income tax rate	37.4%	36.3%	36.5%

In 2008, Embarq increased its valuation allowance by $13 million, resulting primarily from the impact of the decline in the value of pension plan assets on the estimated realization of state net operating loss carryforwards. See Note 6, Employee Benefit Plans, for additional information regarding the decline in the value of pension plan assets. In 2007, Embarq modified its legal entity structure, which resulted in state income tax expense being reduced by $14 million and a nonrecurring deferred tax adjustment of $6 million. Also, a favorable state ruling in 2007 resulted in a nonrecurring deferred tax adjustment of $6 million. In the 2006 fourth quarter, nonrecurring deferred tax adjustments of approximately $16 million were required to properly reflect Embarq’s deferred income tax liabilities. These adjustments related to periods prior to 2006. In addition, other, net in 2006 included $7 million in favorable deferred tax adjustments stemming from enacted state legislation.

Income tax expense (benefit) allocated to other items, which have been recorded directly in accumulated other comprehensive income (loss), was as follows:

	For the Years Ended December 31,
	2008	2007	2006
	(millions)
Remeasurements of and amendments to employee benefit plans	$(477)	$150	$-
Amortization of employee benefit plans prior service costs and actuarial loss	2	4	-
Additional minimum pension liability	-	-	321
Adoption of SFAS No. 158	-	-	(248)
Unrealized holding gains on cash flow derivatives	-	-	27
Amortization of cash flow derivatives	(1)	(1)	(2)

Embarq recognizes deferred income taxes for the temporary differences between the carrying amounts of its assets and liabilities for financial statement purposes and their tax bases. The sources of the differences that give rise to deferred income tax assets and liabilities, along with the income tax effect of each, were as follows:

	As of December 31,
	2008		2007
	Current	Noncurrent	Current	Noncurrent
	(millions)
Deferred Tax Assets
Benefit plan obligations	$-	$491	$-	$79
Accruals and other liabilities	89	12	73	11
Stock based compensation	-	30	-	33
Net operating loss carryforward	-	33	-	35
Intangibles	-	26	-	29
Other, net	-	6	3	16
Total deferred tax assets before valuation allowance	89	598	76	203
Valuation allowance	-	(23)	-	(10)
Total deferred tax assets	89	575	76	193

Deferred Tax Liabilities
Property, plant and equipment	-	1,368	-	1,323
Total deferred tax liabilities	-	1,368	-	1,323
Current Deferred Tax Asset	$89	$-	$76	$-
Noncurrent Deferred Tax Liability	$-	$793	$-	$1,130

In conjunction with the spin-off, Sprint Nextel transferred to Embarq certain assets and liabilities, which resulted in the transfer or establishment of a net deferred tax liability of $53 million. This amount includes a deferred tax asset of $268 million related to the transfer from Sprint Nextel of property, plant, and equipment, customer transfers, postretirement obligations and other liabilities, offset by a $321 million deferred tax liability related to the elimination of the additional minimum pension liability.

As of December 31, 2008, Embarq did not have any federal net operating loss carryforwards. However, Embarq had state net operating loss carryforwards of approximately $485 million. Related to these loss carryforwards are state tax benefits of $33 million before consideration of valuation allowance. The loss carryforwards expire in varying amounts through 2028.

Management believes it is more likely than not that these deferred income tax assets, net of the valuation allowance, will be realized based on current income tax laws and expectations of future taxable income stemming from the reversal of existing deferred tax liabilities. Uncertainties surrounding income tax law changes, shifts in operations between state taxing jurisdictions and future operating income levels may, however, affect the ultimate realization of all or some of these deferred income tax assets. When Embarq evaluated these and other qualitative factors and uncertainties concerning its industry, it was determined that they provide continuing evidence requiring the valuation allowance, which was recognized related to the realization of the tax benefit of the net operating loss carryforwards as of December 31, 2008.

FIN 48

As of January 1, 2007, Embarq adopted FIN 48 by analyzing uncertain tax positions for tax periods prior and subsequent to spin-off. As of December 31, 2008, the total liability for uncertain tax positions was $89 million. The total amount of unrecognized tax benefit changes during 2008 was as follows:

(millions)
Unrecognized tax benefits as of January 1, 2008	$340
Increase (decrease) as a result of tax positions taken in prior years	(1)
Increase (decrease) as result of tax positions taken during the current year	(4)
Unrecognized tax benefits as of December 31, 2008	$335

The total amount of unrecognized tax benefits was primarily related to the tax treatment of USF receipts. While the ultimate recognition of USF receipts in taxable income is highly certain, there is uncertainty about the timing and nature of such recognition. As of December 31, 2008, approximately $38 million represented uncertain tax positions that could result in a potential future obligation. Additionally, approximately $245 million represents refund claims. Due to the uncertainty of these refund claims, Embarq has not recognized the impact to current or deferred taxes in its consolidated financial statements.

Embarq expects it is reasonably possible the liability for uncertain tax positions related to USF will increase by $10 million to $15 million in 2009.

It is reasonably possible that settlements will be made with various tax authorities related to tax positions taken on prior year returns. These positions relate to tax accounting methods. Embarq expects that the negotiated settlement of these matters will result in a $30 million to $40 million reduction of the unrecognized tax benefit in 2009.

Additionally, Embarq has unrecognized tax benefits related to various other tax positions that are not individually significant. Embarq believes that it is reasonably possible that these items may be settled during 2009 resulting in a reduction of the unrecognized tax benefit up to $4 million.

For 2001 and prior years, Embarq is generally no longer subject to examination by U.S. federal, state, and local tax authorities, either as a component of Sprint Nextel’s income tax returns or on a stand-alone basis. However, Embarq and the IRS have agreed that Embarq may file amended returns on a specific tax issue relating to years as early as 1990. These amended returns would be subject to IRS examination.

The total amount of unrecognized tax benefit that, if recognized, would impact the effective tax rate was $23 million for these tax positions.

Note 6. Employee Benefit Plans

Assets and liabilities recognized in the Consolidated Balance Sheets relating to Embarq’s various employee benefit plans were as follows:

	As of December 31,
	2008	2007
	(millions)
Prepaid pension asset	$-	$108

Benefit plan obligations
Defined benefit pension liability	$1,083	$32
Postretirement benefit liability	222	219
Other benefit obligations	36	69
Total	$1,341	$320

Defined Benefit Pension Plans

Concurrent with the spin-off, Embarq established a noncontributory defined benefit pension plan. Pension benefits for plan participants represented by a collective bargaining agreement are based on negotiated schedules. All other participants’ pension benefits are based on each individual participant’s years of service and compensation. Embarq also established certain other nonqualified defined benefit plans to provide supplemental benefits to certain executives. Embarq uses a December 31 measurement date for the plans.

Embarq initially measured the plans at May 17, 2006, based on actual plan assets and their respective accrued benefit obligations transferred from Sprint Nextel. Upon the final measurements, an additional $326 million in pension obligation was transferred to Embarq from Sprint Nextel, which was recognized through paid-in capital.

During the 2008 first quarter, Embarq became aware of transactions that involved the inadvertent receipt of funds by the plan sponsors from the assets of the defined benefit pension plans in which Embarq’s employees and retirees currently participate, and in which they participated before the spin-off. These transactions, which began in 2002 and continued through March 2008, require payments to the plans’ trusts. With respect to the period following the spin-off, Embarq paid amounts owed to its plan’s trust of approximately $14 million in the 2008 second quarter. For the period before the spin-off, the Embarq plan’s trust may receive additional funds from the Sprint Nextel plan’s trust related to these transactions. As of February 11, 2009, Sprint Nextel has not confirmed its intentions with respect to the ultimate disposition of the pre-spin-off amount. Accordingly, no amounts have been reflected in the accompanying Consolidated Balance Sheets as of December 31, 2008. The eventual outcome is not expected to have a material adverse effect on Embarq’s financial condition, results of operations or liquidity.

The following table presents information related to Embarq’s defined benefit pension plans since their initial measurements:

								Accumulated
		Projected				Unrecognized	Unamortized	Other Comp.
		Benefit	Plan	Funded	Unrecognized	Prior Service	Transition	Income
(millions)	Expense	Obligation	Assets	Status	Net Loss (1)	Cost (1)	Asset (1)	Recognized (1)
May 17, 2006	$-	$(3,148)	$3,089	$(59)	$742	$74	$(1)	$815
Service cost	31	(31)	-	(31)	-	-	-	-
Interest cost	121	(121)	-	(121)	-	-	-	-
Expected return on assets	(166)	-	-	-	166	-	-	166
Amortization of actuarial losses	24	-	-	-	(24)	-	-	(24)
Amortization of prior service cost	10	-	-	-	-	(10)	-	(10)
Actuarial losses	-	(84)	-	(84)	84	-	-	84
Plan amendments (2)	-	(15)	-	(15)	-	15	-	15
Actual return on assets	-	-	249	249	(249)	-	-	(249)
Benefit payments	-	106	(106)	-	-	-	-	-
Employer contributions	-	-	2	2	-	-	-	-
December 31, 2006 (3)	20	(3,293)	3,234	(59)	719	79	(1)	797
Service cost	55	(55)	-	(55)	-	-	-	-
Interest cost	199	(199)	-	(199)	-	-	-	-
Expected return on assets	(263)	-	-	-	263	-	-	263
Amortization of actuarial losses	46	-	-	-	(46)	-	-	(46)
Amortization of prior service cost	16	-	-	-	-	(16)	-	(16)
Actuarial gains	-	10	-	10	(10)	-	-	(10)
Plan amendments (2)	-	(12)	-	(12)	-	12	-	12
Actual return on assets	-	-	314	314	(314)	-	-	(314)
Benefit payments	-	207	(207)	-	-	-	-	-
Employer contributions	-	-	77	77	-	-	-	-
December 31, 2007 (4)	53	(3,342)	3,418	76	612	75	(1)	686
Service cost	53	(53)	-	(53)	-	-	-	-
Interest cost	206	(206)	-	(206)	-	-	-	-
Expected return on assets	(277)	-	-	-	277	-	-	277
Amortization of actuarial losses	35	-	-	-	(35)	-	-	(35)
Amortization of prior service cost	13	-	-	-	-	(13)	-	(13)
Actuarial loss	-	(20)	-	(20)	20	-	-	20
Plan amendments (2)	-	(17)	-	(17)	-	17	-	17
Actual return on assets	-	-	(928)	(928)	928	-	-	928
Benefit payments	-	199	(199)	-	-	-	-	-
Contractual retirement benefits (5)	13	(13)	-	(13)	-	-	-	-
Employer contributions (6)	-	-	78	78	-	-	-	-
December 31, 2008 (7)	$43	$(3,452)	$2,369	$(1,083)	$1,802	$79	$(1)	$1,880

(1) The adoption of SFAS No. 158 on December 31, 2006, required the recognized pension obligation to equal the funded status of the plans as measured by the difference between the projected benefit obligations and the plans asset values. This resulted in an increase in the obligation of $797 million. In combination with the associated deferred tax impact of $307 million, this adjustment reduced stockholder’s equity by $490 million.

(2) Plan amendments were a result of collective bargaining agreement renewals, which impacted certain union employee benefit schedules.
(3) The accumulated benefit obligation was $3,179 million at December 31, 2006.
(4) The accumulated benefit obligation was $3,228 million at December 31, 2007.
(5) Additional pension costs related to contractual early retirement benefits for certain participants affected by workforce reductions.
(6) Total contributions include $14 million in repayments to the plan’s trusts.
(7) The accumulated benefit obligation was $3,356 million at December 31, 2008.

Plan Asset Allocations	Targeted	Actual		Expected Future Benefit Payments
	2008	2008	2007		(millions)
Equity securities	50% to 65%	52%	57%	2009	$ 207
Debt securities	15% to 30%	24%	23%	2010	210
Real estate	5% to 15%	11%	10%	2011	215
Other	5% to 15%	13%	10%	2012	222
Total	100%	100%	100%	2013	230
				2014-2018	1,283

Embarq’s investment strategy is to maintain a diversified asset portfolio.  For 2008, the actual loss in the value of the pension plan’s assets was $928 million. These losses were primarily attributable to 2008 general and economic market conditions affecting the underlying securities.

Contributions to Embarq’s defined benefit pension plan are expected to approximate $150 million in 2009.

Postretirement Benefit Plans

Concurrent with spin-off, Embarq established its own postretirement benefit plans that provide postretirement benefits, principally medical and life insurance, to its eligible former employees. The plans allow eligible employees retiring before certain dates to benefits at no or reduced cost. Employees retiring after certain dates are eligible for benefits on a shared cost basis. Embarq generally funds and expects to continue funding its postretirement obligations as benefits are paid. Embarq uses a December 31 measurement date for the plans.

Embarq initially measured the plans at May 17, 2006, based on actual plan assets and their respective accrued benefit obligations transferred from Sprint Nextel. Upon final measurements, an additional postretirement liability of $16 million was transferred to Embarq from Sprint Nextel, which was recognized through paid-in capital.

During the 2007 second quarter, Embarq amended its other postretirement medical and life insurance plans to eliminate medical coverage and Medicare premium subsidies for Medicare-eligible retirees and Medicare-eligible beneficiaries and cap the maximum amount of life insurance benefits through the company-sponsored plan for qualified retirees at $10 thousand, effective January 1, 2008. In addition, effective September 1, 2007, Embarq eliminated company-provided life insurance coverage for retirees who also have benefits through a separate subsidiary company-sponsored plan.

The amendment caused Embarq to remeasure these postretirement benefit plans as of June 30, 2007. The accumulated postretirement benefit obligations were reduced by $301 million with a corresponding amount of other comprehensive income, net of tax. The reduction in the obligation will be amortized to other postretirement benefit cost over the remaining average life of retirees.

The following table presents information related to the Embarq’s postretirement benefit plans since their initial measurements:

		Accumulated						Accumulated
		Projected				Unrecognized	Unamortized	Other Comp.
		Benefit	Plan	Funded	Unrecognized	Prior Service	Transition	Income
(millions)	Expense	Obligation	Assets	Status	Net Loss(1)	Cost(1)	Asset(1)	Recognized(1)

May 17, 2006	$-	$(601)	$43	$(558)	$173	$(350)	$(6)	$(183)
Service cost	5	(5)	-	(5)	-	-	-	-
Interest cost	23	(23)	-	(23)	-	-	-	-
Expected return on assets	(2)	-	-	-	2	-	-	2
Amortization of actuarial losses	11	-	-	-	(11)	-	-	(11)
Amortization of prior service cost	(37)	-	-	-	-	37	-	37
Employer contributions	-	-	27	27	-	-	-	-
Benefit payments	-	28	(28)	-	-	-	-	-
Actual return on assets		-	4	4	(4)	-	-	(4)
Actuarial gains or losses	-	(2)	-	(2)	2	-	-	2
December 31, 2006	-	(603)	46	(557)	162	(313)	(6)	(157)
Service cost	8	(8)	-	(8)	-	-	-	-
Interest cost	26	(26)	-	(26)	-	-	-	-
Expected return on assets	(3)	-	-	-	3	-	-	3
Amortization of prior service cost	(68)	-	-	-	-	68	-	68
Amortization of actuarial losses	15	-	-	-	(15)	-	-	(15)
Amortization of transition asset	(1)	-	-	-	-	-	1	1
Employer contributions	-	-	37	37	-	-	-	-
Benefit payments	-	39	(39)	-	-	-	-	-
Plan amendments	-	301	-	301	-	(301)	-	(301)
Actual return on assets	-	-	3	3	(3)	-	-	(3)
Actuarial gains or losses	-	31	-	31	(31)	-	-	(31)
December 31, 2007	$(23)	$(266)	$47	$(219)	$116	$(546)	$(5)	$(435)
Service cost	8	(8)	-	(8)	-	-	-	-
Interest cost	16	(16)	-	(16)	-	-	-	-
Expected return on assets	(3)	-	-	-	3	-	-	3
Amortization of prior service cost	(53)	-	-	-	-	53	-	53
Amortization of actuarial losses	13	-	-	-	(13)	-	-	(13)
Amortization of transition asset	(1)	-	-	-	-	-	1	1
Employer contributions	-	-	26	26	-	-	-	-
Benefit payments	-	28	(28)	-	-	-	-	-
Plan amendments	-	13	-	13	-	(13)	-	(13)
Actual return on assets	-	-	(13)	(13)	13	-	-	13
Actuarial gains or losses	-	(5)	-	(5)	5	-	-	5
December 31, 2008	$(20)	$(254)	$32	$(222)	$124	$(506)	$(4)	$(386)

(1) The adoption of SFAS No. 158 as of December 31, 2006, required the recognized post-retirement benefit obligation to equal the funded status of the plans as measured by the difference between the accumulated projected benefit obligation and the plan asset value. This resulted in a decrease in the obligation of $157 million. In combination with the associated deferred tax impact of $59 million, this adjustment increased stockholder’s equity by $98 million.

Plan Asset Allocations	Actual		Expected Future Benefit Payments
	2008	2007		(millions)
Equity securities	55%	67%	2009	$ 31
Debt securities	45%	33%	2010	30
Total	100%	100%	2011	28
			2012	26
			2013	25
			2014-2018	120

             Embarq is expecting to contribute approximately $30 million to their postretirement benefit plans in 2009.

Assumptions and Other Information

Accounting for long term obligations such as defined benefit pension and postretirement benefit obligations requires the use of the following assumptions:

•	Discount rate based on a hypothetical portfolio of bonds rated AA- or better that produce a cash flow matching the projected benefit payments of the plans.

•	Expected rate of future pay raises based on a weighted-average of past experience and industry peer group survey data.

•
Expected long-term return on plan assets determined by considering both historical and forward-looking estimates of the expected long-term returns for a portfolio invested according to the pension trust’s target investment policy.  These estimates were developed using independent data and were corroborated by comparison to benchmarks.

•
Health care cost increases and assumed health care cost trends based on a review of surveys of employers’ expectations of medical cost increases and a spot survey of the retiree medical inflation assumptions expected to be used by other plan sponsors.

The following weighted average assumptions were used to determine the benefit obligation and net benefit costs related to the defined benefit pension plans and postretirement benefit plans:

Benefit Obligation Assumptions	2008	2007
Discount rate	6.4%	6.3%
Rate of compensation increase	3.5%	4.0%
Health care cost increases in the following year	8.0%	7.9%

Net Benefit Cost Assumptions	2008	2007
Discount rate(1)	6.3%	6.1%
Rate of compensation increase	4.0%	4.0%
Long-term expected return on plan assets	8.5%	8.5%
Health care cost increases in the current year	7.9%	8.6%
(1) The June 30, 2007 remeasurement of the other postretirement benefit expense used a discount rate of 6.4%

The ultimate assumed health care trend rate used in calculating the 2008 and 2007 net benefit costs and the 2007 benefit obligation was 5% and is expected to be reached in 2012. The rate used in calculating the 2008 benefit obligation is 5% and is expected to be reached in 2017.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 100 basis point change in assumed health care cost trend rates would have the following effects:

	2008	2007
Health Care Cost Trend Rate Sensitivity:	(millions)
Effect on service and interest cost - 100 basis point increase	$-	$1
Effect on service and interest cost - 100 basis point decrease	-	(1)
Effect on APBO - 100 basis point increase	4	4
Effect on APBO - 100 basis point decrease	(4)	(4)

Subsequent to the adoption of SFAS No. 158, the amount recognized in accumulated other comprehensive loss related to Embarq’s defined benefit pension plans and postretirement benefit plans was equivalent to the unrecognized net loss, unrecognized prior service cost (credit) and the unamortized transition asset for each respective plan as of December 31, 2008. The total amount of amortization related to these items that are expected to be recognized into net periodic benefit cost in 2009 is as follows:

	Defined Benefit Pension Plan	Postretirement Benefits
	(millions)
Amortization of net losses	$54	$12
Amortization of prior service cost (credit)	13	(53)
Amortization of net transition asset (credit)	-	(1)

Defined Contribution Plan

Embarq sponsors defined contribution employee savings plans where participants may contribute portions of their eligible pay. Embarq typically matches contributions for non-union employees and union-represented employees in cash. During 2007 and 2006, however, Embarq matched contributions for certain union-represented employees in company stock. Embarq may, at the discretion of the Employee Benefits Committee, and subject to a respective collective bargaining agreement, provide matching contributions based on the performance of Embarq stock compared to the Standards & Poor’s Integrated Telecom Index. The matching contribution was equal to 25% of participants’ contributions, up to 6% of their pay, in 2008 and 2007 and was equal to 28% of participants’ contributions, up to 6% of their pay, in 2006. Embarq recognized $10 million of expense in both 2008 and 2007 and $8 million in 2006 related to these plans.

Allocated Benefit Plan Costs

Before spin-off, a substantial number of Embarq employees were covered as part of Sprint Nextel’s noncontributory defined benefit pension plan and postretirement benefit plans. Embarq was allocated plan assets, benefit obligations and net periodic benefit costs from Sprint Nextel related to individuals that could be identified as supporting Embarq’s operations. For the year ended December 31, 2006, Embarq recognized allocated defined benefit pension cost of $20 million and allocated postretirement benefit cost of $2 million.

Before spin-off, certain Embarq employees participated in Sprint Nextel’s defined contribution plan, which had similar matching contributions to Embarq’s plan. Prior to 2006, Sprint Nextel matched participants’ contributions in Sprint Nextel stock. Embarq recognized allocated contribution charges of $5 million for the pre-spin-off 2006 period.

Other Benefit Obligations

Other benefit obligations recognized in the Consolidated Balance Sheets, mainly represent certain long-term disability obligations recognized in accordance with SFAS No. 112, Employers’ Accounting for Postemployment Benefits.

During the 2008 fourth quarter, a nonrecurring adjustment of approximately $26 million was required to reduce certain long-term disability obligations. This adjustment related to periods prior to 2006 and was reflected as a reduction of selling, general and administrative expense in the Consolidated Statement of Operations and Comprehensive Income (Loss).

Note 7. Stock-based Compensation

Share-based Payment Plans

2008 Equity Incentive Plan

In May 2008, Embarq shareholders approved the 2008 Equity Incentive Plan (the 2008 Plan) which became the sole plan for granting share-based incentive compensation to eligible Embarq employees and non-employee directors. Under this Plan, Embarq can grant a wide range of awards including stock options, nonvested stock and stock units, otherwise referred to as restricted stock and stock units, stock appreciation right awards, performance share awards and performance unit awards. The compensation committee of the board of directors of Embarq may award options to purchase common stock and set all the terms and conditions of the options, except that the option exercise price per share shall be no less than the fair market value of a share of common stock on the date of grant. In addition, the compensation committee has discretion to set the vesting schedule for the options which can have a term not to exceed ten years and may establish the terms and conditions of the awards including the satisfaction of performance and market goals.

 Under the 2008 Plan, 15 million shares were reserved for the issuance of Embarq common stock. For the purpose of calculating this aggregated limit, a single stock option or stock appreciation rights will be counted as one share while each restricted stock unit, performance share award or performance unit award will count as three shares. As of December 31, 2008, substantially all 15 million shares remained available under the 2008 Plan.

2006 Equity Incentive Plan

Prior to adoption of the 2008 Plan, Embarq granted share-based payment awards under the 2006 Equity Incentive Plan (the 2006 Plan). The type of awards that could be issued under the 2006 Plan as well as the restrictions for issuing stock options is generally the same as the 2008 Plan. Under the 2006 Plan, 24.5 million common shares were reserved. As of the adoption of the 2008 Plan, no further awards will be granted under the 2006 Plan except for any incremental shares necessary to satisfy the performance and market criteria specified in the 2008 and 2007 long-term incentive program. As of December 31, 2008, approximately 1 million shares remain to satisfy these performance and market criteria.

Employee Stock Purchase Plan

In May 2008, Embarq shareholders approved the adoption of the 2008 Employee Stock Purchase Plan (the 2008 Purchase Plan). The 2008 Purchase Plan allows eligible employees to deduct up to 20% of eligible compensation to purchase common shares of stock at a price equal to 90% of its fair market value on the last business day of each offering period. The aggregate number of shares an employee may purchase cannot exceed 15 thousand shares or the equivalent of $20 thousand in any calendar year, subject to limitations imposed by Section 423 of the Internal Revenue Code. Under this plan, 0.9 million common shares were reserved for issuance, of which approximately 0.8 million remained available at December 31, 2008.

The 2008 Purchase Plan replaced the Employee Stock Purchase Plan approved in May 2006 (the 2006 Purchase Plan). The 2006 Purchase Plan was substantially the same as the 2008 plan except the aggregate number of shares an employee may purchase cannot exceed the equivalent of $25 thousand in any calendar year. During 2008, 0.1 million shares had been purchased by eligible employees under the 2006 Purchase Plan.

Stock Options

Embarq uses the Black-Scholes-Merton model to estimate the fair value of stock options. The risk-free interest rate was determined using the yield available on the option grant date for a zero-coupon U.S. Treasury security with a term equivalent to the expected life of the option. The dividend yield was determined based upon estimated annual dividends and the fair value and shares outstanding of Embarq’s stock on the option grant date. Due to Embarq’s relatively short life as an independent company, the expected volatility was based on a blend of the historic and implied volatility of Embarq’s peer group. The expected life for options granted in 2008 was determined by applying the simplified method as described by SAB No. 110, Share-Based Payment,  and SAB No. 107,  Share-Based Payment,  for awards granted prior to 2008.

The weighted average grant date fair value was $6.25 in 2008, $12.02 in 2007 and $13.62 in 2006 for all options converted or granted. These fair values were based on the following weighted average assumptions:

	2008	2007	2006
Risk-free interest rate	2.9%	4.7%	5.0%
Expected dividend yield	6.6%	3.5%	4.4%
Expected volatility	30.8%	24.4%	22.5%
Expected term (years)	6.0	6.0	4.7

A summary of the activity related to Embarq’s stock options for 2008 is presented below:

	Options	Weighted Average Exercise Price
	(millions)
Beginning balance outstanding	6.4	$ 56.51
Granted	1.0	41.95
Exercised	0.2	36.22
Forfeited/expired	0.5	61.15
Ending balance outstanding	6.7	$ 54.74

           The total amount of options exercisable and expected to vest, net of expected forfeitures, at December 31, 2008, was:

	Options	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Term	Weighted Average Exercise Price
	(millions)		(years)
Exercisable	4.9	$ 4.9	3.2	$ 57.82

Expected to vest, net of expected forfeitures	1.7	-	8.3	$ 45.84

The consolidated financial statement impact related to stock options exercised was as follows:

	For the Years Ended December 31,
	2008	2007	2006
	(millions)
Cash received	$8	$109	$21
Tax benefit realized	1	22	3
Intrinsic value	2	60	8

The number and weighted average fair value of options vested during the year was as follows:

	For the Years Ended December 31,
	2008	2007	2006
Weighted average fair value	$11.92	$11.62	$18.93
Number of fully vested options (millions)	1.0	1.0	0.1

As of December 31, 2008, there was $7 million of total unrecognized compensation cost related to unvested stock options that is expected to be recognized over a weighted-average period of 0.7 years.

Restricted Stock Units

Since 2007, the fair value of restricted stock units where vesting was dependent only on service conditions was calculated using the closing stock price on the day of grant. Prior to 2007, the fair value of these awards was calculated using the average of the high and low price of Embarq stock on the day of grant. Awards granted that contained market and performance conditions that affect factors other than vesting was determined based on their expected outcome as of the grant date.

The weighted average grant date fair value for restricted stock units granted in 2008 was $42.41, $55.41 in 2007 and $43.86 in 2006. A summary of the activity related to the restricted stock units for 2008 was as follows:

	Unit Award	Weighted Average Fair Value
	(millions)
Beginning balance nonvested	1.6	$46.87
Granted	0.9	42.41
Vested	1.2	43.88
Forfeited	0.1	45.66
Ending balance nonvested	1.2	$46.64

As of December 31, 2008, there was $18 million of total unrecognized compensation cost related to restricted stock units that is expected to be recognized over a weighted-average period of 1.0 years.

The total intrinsic value of restricted stock units vested during 2008 was $45 million, $42 million in 2007 and $1 million in 2006.

Performance and Market Provisions Awards

In March 2008, Embarq granted approximately 0.4 million restricted stock units that had performance and market provisions, which could result in the initial number of awards granted being increased up to 200% or decreased to zero. The conversion ratios related to these awards are equally weighted to the performance and market conditions for the three year performance period ending December 31, 2011.

In February 2007, Embarq granted 0.5 million restricted stock units that had performance and market provisions which could result in the initial number of awards granted being increased up to 200% or decreased to zero. The conversion ratios related to these awards are equally weighted to the performance and market conditions for the two and three year performance periods ended December 31, 2008 and 2009.

Compensation Expense

After the spin-off, stock-based compensation expense was calculated on the direct method based on each employee’s individual grant. Before the spin-off, stock-based compensation expense was allocated to Embarq by Sprint Nextel based on the total Embarq employee headcount as a percentage of Sprint Nextel’s total employees.

A summary of the total expense and income tax benefit related to equity plans was as follows:

	For the Years Ended December 31,
	2008	2007	2006
	(millions)
Compensation Expense
Post spin-off direct expense	$47	$50	$31
Pre spin-off allocated expense	-	-	22
Total	$47	$50	$53
Income Tax Benefit
Post spin-off direct expense	$17	$18	$11
Pre spin-off allocated expense	-	-	8
Total	$17	$18	$19

Resignation of Chief Executive Officer (CEO)

In December 2007, Embarq’s CEO resigned, resulting in the forfeiture of 0.6 million stock options and 0.4 million restricted stock units. These forfeitures resulted in the reversal of $12 million in compensation expense recognized in 2007 and prior years and reduced unearned compensation expense by $11 million as of December 31, 2007.

Resignation of Chief Operating Officer (COO)

On December 19, 2006, Embarq eliminated the position of COO and as a result recognized $8 million of stock-based compensation expense associated with this event.

The general release and agreement entered into in connection with the position elimination provided that Embarq will vest those portions of the former COO’s equity grants that remain unvested at the end of his 18 month severance period, which included 43,043 stock option awards and 63,045 restricted stock unit awards. This was considered to be a modification of vesting terms requiring a revaluation of the modified awards. The fair value for the modified stock options was $11.37 per option and $51.22 per unit for the restricted stock units. Of the total $8 million stock compensation charge recognized related to this event, approximately $4 million was the value associated with the modified awards.

Spin-off from Sprint Nextel

The employee matters agreement provided that at spin-off, Sprint Nextel options held by Embarq employees would be converted into options to purchase shares of Embarq common stock. At spin-off, Embarq employees held approximately 15 million Sprint Nextel stock options which were converted into approximately 8 million Embarq stock options. These options had substantially the same terms and conditions as those of the underlying Sprint Nextel options. Additionally, a special equity award of Embarq restricted stock units was granted to Embarq employees who had their Sprint Nextel options converted into Embarq options. These awards vest over a three year service period and were valued at the closing market value of Embarq stock on the first business day following the grant date. No incremental compensation expense resulted from this modification event.

Note 8. Business Segment Information

Embarq provides a suite of integrated communications services to consumer and business customers primarily in local service territories in 18 states. Embarq also provides wholesale access to its local network and other communications services primarily to wireline and wireless service providers.  As a result of the sale of Embarq Logisitics in March 2009, Embarq’s continuing operations are now comprised solely of its telecommunications business.

Embarq’s net operating revenues for each of its services and products were as follows:

	2008	2007	2006
	(millions)
Voice	$3,915	$4,238	$4,346
Data	801	765	706
High-speed Internet	549	489	393
Other	424	407	388
Total net operating revenues	$5,689	$5,899	$5,833

Voice revenues are principally derived from local and long distance services, switched access charges and USF receipts. Data revenues are principally derived from various data protocol and special access services. Other revenues include professional services, intelligent network database services, billing and collection services, sales agency commissions and sales of customer premise equipment.

Note 9. Supplemental Cash Flow Information and Non-Cash Activities

Embarq’s supplemental cash flow information and non-cash activities was as follows:

	2008	2007	2006
	(millions)
Supplemental Cash Flow Information
Cash paid for interest, net of amounts capitalized	$407	$437	$290
Cash paid for income taxes	383	449	348
Non-Cash Activities
Capital expenditure accrual	$(4)	$1	$3
Dividends accrued	2	2	-
Cash held in escrow from the sale of assets	10	1
Proceeds due from sale of assets	6	-	-
Extinguishment of debt	-	3	-
Issuance of treasury stock to the Employee Stock Purchase Plan	-	2	-
Transactions with Sprint Nextel associated with spin-off:
Distribution of senior notes	-	-	(4,485)
Transfer of notes receivable	-	-	460
Transfer and subsequent adjustment of property, plant and equipment, net	-	4	313
Transfer of post-retirement and other benefit obligations	-	-	(358)
Elimination of additional minimum pension liability and pension intangible	-	-	837
Transfer and subsequent adjustment of other assets and liabilities, net	-	(2)	35
Deferred taxes related to assets and liabilities transferred and subsequently adjusted	-	1	(53)

Note 10. Sale of Properties

In the 2008 second quarter, Embarq completed the sale of its distribution center in Dayton, Ohio for $10 million. This sale resulted in a pre-tax gain of $9 million that was reflected as a reduction of operating expenses in the Consolidated Statements of Operations and Comprehensive Income (Loss).  Of this amount, $6 million was attributed to continuing operations, with the remaining $3 million attributable to discontinued operations.

In the 2006 first quarter, Embarq finalized the sale of 13 exchanges including approximately 5,200 access lines in north central Kansas for approximately $18 million in cash. This sale resulted in a pre-tax gain of approximately $6 million and was reflected as a reduction of selling, general and administrative expense in the Consolidated Statements of Operations and Comprehensive Income (Loss).

In the 2006 fourth quarter, Embarq finalized the sale of 12 exchanges in north central Kansas, serving approximately 5,400 access lines. Proceeds from this sale were approximately $17 million, which generated a pre-tax gain of $6 million. This gain was reflected as a reduction of selling, general and administrative expense in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Note 11. Quarterly Financial Data (Unaudited)

	2008 Quarters
	1st	2nd	3rd	4th
	(millions, except per share data)
Net operating revenue	$1,456	$1,439	$1,408	$1,386
Operating income	436	424	355	424

Income from continuing operations	214	202	162	196
Income (loss) from discontinued operations (net of income taxes)	(2)	4	(2)	(5)
Net income	$212	$206	$160	$191
Basic earnings per share
Continuing operations	$1.40	$1.37	$1.13	$1.38
Discontinued operations	(0.01)	0.03	(0.01)	(0.04)
Total	1.39	1.40	1.12	1.34
Diluted earnings per share
Continuing operations	$1.39	$1.35	$1.12	$1.37
Discontinued operations	(0.01)	0.03	(0.01)	(0.03)
Total	1.38	1.38	1.11	1.34

	2007 Quarters
	1st	2nd	3rd	4th
	(millions, except per share data)
Net operating revenue	$1,480	$1,482	$1,473	$1,464
Operating income	374	396	365	371

Income from continuing operations	162	174	158	191
Income (loss) from discontinued operations (net of income taxes)	(2)	2	(1)	(1)
Net income	$160	$176	$157	$190
Basic earnings per share
Continuing operations	$1.08	$1.15	$1.03	$1.25
Discontinued operations	(0.01)	0.01	(0.01)	(0.01)
Total	1.07	1.16	1.02	1.24
Diluted earnings per share
Continuing operations	$1.06	$1.14	$1.02	$1.24
Discontinued operations	(0.01)	0.01	(0.01)	(0.01)
Total	1.05	1.15	1.01	1.23

Note 12. Subsequent Events Through February 12, 2009

Amendment to Credit Agreement and Shareholder Approval of the Merger

On January 23, 2009, Embarq entered into an amendment to modify its existing credit agreement. See Note 4, Long-term Debt and Financial Instruments, for additional information. The amendment will only become effective upon consummation of the merger with CenturyTel and the satisfaction of other customary conditions, and provides for the following:

•	the credit agreement will remain in place after consummation of the merger, with scheduled maturity in May 2011;
•	the size of the revolving credit facility will be reduced to $800 million from $1.5 billion, and the sub-limit for letters of credit will be reduced to $100 million from $200 million;
•	the outstanding term borrowings of $360 million as of December 31, 2008 will be repaid in full on or before the closing date of the merger;
•	the leverage ratio financial covenant will become more restrictive, along with other covenant modifications; and
•	the interest rates and fees payable on outstanding borrowings and commitments will be increased.

The amended credit agreement will replace CenturyTel’s previously arranged $800 million bridge facility. The bridge facility would have been available to refinance outstanding borrowings under Embarq’s existing credit agreement, as necessary, upon consummation of the merger.

On January 27, 2009, the Embarq and CenturyTel shareholders approved the matters required to complete the transaction as proposed in the merger agreement.  Completion of the merger is now subject to approval by the FCC and various state regulatory agencies as well as other customary closing conditions. Subject to these requirements, the transaction is expected to close during the 2009 second quarter.